Filed Pursuant to Rule 424(b)(4)
Registration No. 333-231034

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee(1)
Common Stock, par value $0.01 per share	9,129,966	$32.75	$299,006,386.50	$36,239.58

(1)	Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

Prospectus Supplement

(to the Prospectus dated April 25, 2019)

9,129,966 Shares

NCR Corporation

COMMON STOCK

Certain affiliates of The Blackstone Group L.P. identified in this prospectus supplement (the “selling stockholders”) are offering 9,129,966 shares of our common stock, par value $0.01 per share (the “Common Stock”), under this prospectus supplement. The shares of Common Stock offered hereby are being issued upon the conversion of 274,548 shares of our Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), by the selling stockholders. We will not receive any proceeds from the sale of the Common Stock by the selling stockholders.

As part of our existing stock repurchase programs and in connection with this offering, we agreed to repurchase 237,673 shares of Series A Preferred Stock held by the selling stockholders (the “Preferred Stock Repurchase”). See “Summary—Recent Developments,” beginning on page S-1 of this prospectus supplement.

Our Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “NCR.” On September 17, 2019, the last reported sale price of the shares of our Common Stock as reported on the NYSE was $32.87 per share.

Investing in our Common Stock involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and page S-6 of the accompanying prospectus to read about factors you should consider before buying our Common Stock. You should also consider the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2018 to read about risks you should consider before buying shares of our Common Stock.

PRICE $32.75 PER SHARE

	Price to Public	Underwriting Discounts and Commissions(1)
Per Share of Common Stock	$32.75	$0.22
Total	299,006,386.50	2,008,592.52

(1)	We will not receive any proceeds from the sale of the Common Stock by the selling stockholders.

None of the Securities and Exchange Commission (the “Commission”), any state securities commission or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of Common Stock on or about September 20, 2019.

Goldman Sachs & Co. LLC	Wells Fargo Securities

Prospectus Supplement dated September 18, 2019

Prospectus Supplement

As used in this prospectus supplement, the terms “we,” “us,” “our,” “NCR” and the “Company” refer to NCR Corporation, a Maryland corporation, and its consolidated subsidiaries unless otherwise expressly stated or the context otherwise requires.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains specific information about the terms on which the selling stockholders are offering and selling our Common Stock, including the names of the selling stockholders. The second part is the accompanying prospectus dated April 25, 2019, which contains and incorporates by reference important business and financial information about us, our Common Stock, and other information about the offering. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus or the information contained in any document incorporated by reference herein, the information contained in the most recently dated document shall control.

None of the Company, the selling stockholders or the underwriters has authorized anyone to provide any information other than that contained in this prospectus supplement or the accompanying prospectus or incorporated by reference in this prospectus supplement or the accompanying prospectus or information to which we have referred you. We, the selling stockholders and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. None of the Company, the selling stockholders or the underwriters has made an offer to sell the shares of our Common Stock in any jurisdiction where the offer to sell is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in either this prospectus supplement or the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in our Common Stock, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and accompanying prospectus. The incorporated documents are described under “Information Incorporated by Reference.”

Trademarks

This prospectus supplement and the documents incorporated by reference herein contain references to our trademarks and service marks and to those belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus supplement and the documents incorporated by reference herein may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

S-i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995. Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “plan,” “believe,” “will,” “should,” “would,” “could” and words of similar meaning. Statements that describe or relate to our plans, goals, intentions, strategies or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements. Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of our control.

Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to:

•	the strength of demand and pricing for ATMs and other financial services hardware and its effect on the results of our businesses and reportable segments;

•	our ability to generate accurate forecasts of product demand and to engage third-party suppliers appropriately to meet that demand, including the on-boarding of new or additional suppliers;

•

domestic and global economic and credit conditions including, in particular, those resulting from the imposition or threat of protectionist trade policies or import or export tariffs, global and regional market conditions and spending trends in the financial services and retail industries, new comprehensive U.S. tax legislation, modified or new global or regional trade agreements, the determination by the United Kingdom to exit the European Union, uncertainty over further potential changes in Eurozone participation and fluctuations in oil and commodity prices;

•	the impact of our indebtedness and its terms on our financial and operating activities;

•	the impact of the Preferred Stock Repurchase;

•	the transformation of our business model and our ability to sell higher-margin software and services;

•	the possibility of disruptions in or problems with our data center hosting facilities;

•	cybersecurity risks and compliance with data privacy and protection requirements;

•	our ability to successfully introduce new solutions and compete in the information technology industry;

•	our ability to improve execution in our sales and services organizations;

•	defects or errors in our products;

•	manufacturing disruptions, including those caused by or related to outsourced manufacturing;

•	collectability difficulties in subcontracting relationships in Emerging Industries;

•	the historical seasonality of our sales;

•	foreign currency fluctuations;

•	the availability and success of acquisitions, divestitures and alliances;

•	our pension strategy and underfunded pension obligation;

•	the success of our restructuring plans and cost reduction initiatives, including those in our Hardware segment;

•	tax rates;

S-ii

•	reliance on third party suppliers;

•	development and protection of intellectual property;

•	workforce turnover and the ability to attract and retain skilled employees;

•	uncertainties or delays associated with the transition of key business leaders;

•	environmental exposures from our historical and ongoing manufacturing activities;

•	uncertainties with regard to regulations, lawsuits, claims and other matters across various jurisdictions; and

•

other risks described in “Risk Factors” beginning on page S-6 of this prospectus supplement and page S-6 of the accompanying prospectus, and in the section entitled “Risk Factors” beginning on page 8 of our most recent Annual Report on Form 10-K for the year ended December 31, 2018, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

You should read carefully the discussion of significant risk factors described in “Risk Factors” on page S-6 of this prospectus supplement and page S-6 of the accompanying prospectus, and those listed in Item 1A “Risk Factors” and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 28, 2019 and in any of our subsequently filed quarterly reports on Form 10-Q or current reports on Form 8-K to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. All of the above factors, risks and uncertainties are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time and it is not possible for our management to predict all such factors or to assess the effect of each such new factor on our business. Any forward-looking statement speaks only as of the date on which it is made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Although we believe that assumptions underlying the forward-looking statements contained or incorporated by reference herein are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements included or incorporated by reference herein may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included or incorporated by reference herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

S-iii

SUMMARY

This summary highlights the more detailed information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because this is only a summary, it does not contain all of the information that you should consider before deciding whether to invest in our Common Stock. For a more complete understanding of this offering, you should read this entire prospectus supplement and accompanying prospectus carefully, including the documents incorporated by reference herein, before making an investment decision. This prospectus supplement includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements” in this prospectus supplement and “Special Note Regarding Forward-Looking Statements” in the accompanying prospectus for more information.

Company Overview

NCR is a leading software- and services-led enterprise provider in the financial, retail, hospitality and telecommunications and technology industries, with business in 180 countries. NCR offers a range of solutions that help businesses of all sizes compete in an ever-evolving landscape of physical and digital consumers by providing software, advisory and consulting services, hardware, support and managed services that run businesses end to end. Our portfolio includes digital first offerings for banking, restaurants and retailers as well as payments, multi-vendor connected device services, automated teller machines (“ATMs”), point of sale (“POS”) terminals and self-service technologies. We also resell third-party networking products and provide related service offerings in the telecommunications and technology sectors. Our solutions create value for our customers by increasing productivity and allowing them to address consumer demand for convenience, value and individual service across different commerce channels using a digital first approach.

NCR was originally incorporated in 1884 and was a publicly traded company on the NYSE prior to its merger with a wholly-owned subsidiary of AT&T Corp. (“AT&T”) on September 19, 1991. Subsequently, on December 31, 1996, AT&T distributed all of its interest in NCR to its stockholders. NCR Common Stock is listed on the NYSE and trades under the symbol “NCR.”

NCR Corporation is a Maryland corporation. Our principal executive offices are located at 864 Spring Street NW, Atlanta, GA 30308 and our telephone number is (937) 445-5000. Our website is www.ncr.com. The information on our website, or any other website that is referred to in this prospectus supplement, does not constitute a part of this prospectus supplement or the accompanying prospectus and is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

Recent Developments

We regularly evaluate alternatives to deliver value to our stockholders and optimize our capital structure, including alternatives that utilize our share repurchase programs.

In a privately negotiated transaction, we entered into a stock repurchase and conversion agreement, dated September 18, 2019 (the “Stock Repurchase Agreement”), with the selling stockholders pursuant to which (1) we agreed to repurchase 237,673 shares of Series A Preferred Stock held by the selling stockholders and (2) the selling stockholders agreed to convert (the “Conversion”) 274,548 shares of Series A Preferred Stock into 9,163,956 shares of our Common Stock (which includes accrued dividends pursuant to the terms of the Series A Preferred Stock contained in the charter of the Company (the “Charter”)), for $302 million. 9,129,966 shares of our Common Stock are being offered hereby and, substantially concurrently with the closing of this offering, the remainder of the shares of our Common Stock being issued pursuant to the Conversion are being distributed by the selling stockholders to certain of their limited partners.

The closing of the Preferred Stock Repurchase is expected to occur simultaneously with or shortly before or after the closing of this offering.

Following the completion of this offering and the Preferred Stock Repurchase, 391,899 shares of Series A Preferred Stock will be outstanding. In addition, following the completion of this offering, the selling stockholders will not own any of our issued and outstanding shares of Common Stock or Series A Preferred Stock.

The Preferred Stock Repurchase will reduce the ongoing issuance of dividends paid in shares of Series A Preferred Stock by approximately $28.5 million per year, lower our fully diluted share count by approximately 7.9 million shares and add flexibility to our capital structure. We believe that this transaction is more accretive to our stockholders than continued open market repurchases.

Although we expect the Preferred Stock Repurchase to be accretive in the long term, earnings per share as presented in accordance with U.S. generally accepted accounting principles (“GAAP”) for the full year 2019 is now expected to be lower by approximately $0.50 due to the one-time non-cash accounting impact of the Preferred Stock Repurchase.

THE OFFERING

The summary below describes the principal terms of this offering. The “Description of Capital Stock” section in the accompanying prospectus contains a more detailed description of our Common Stock.

Issuer:	NCR Corporation.

Common Stock offered by the selling stockholders:	9,129,966 shares of Common Stock.

Common Stock outstanding as of September 17, 2019 after giving effect to this offering:	127,385,120 shares of Common Stock.

Dividend policy:	Historically, we have not paid cash dividends and we do not anticipate the payment of dividends on our Common Stock in the immediate future. We plan to reinvest our earnings for use in our businesses and to fund future growth.

Use of proceeds:	The selling stockholders will receive all of the proceeds from the sale of the Common Stock offered under this prospectus supplement. Accordingly, we will not receive any proceeds from the sale of shares of Common Stock in this offering.

Listing:	Our Common Stock is listed on the NYSE under the symbol “NCR.”

U.S. federal income tax consequences:	For the U.S. federal income tax consequences of the holding, disposition and conversion of the Common and the holding and disposition of shares of our Common Stock, see “U.S. Federal Income Tax Considerations for Non-U.S. Holders.”

Risk factors	Investing in our Common Stock involves risks. You should carefully consider the information under “Risk Factors” elsewhere in this prospectus supplement and the accompanying prospectus, and in the section entitled “Risk Factors” beginning on page 8 of our most recent Annual Report on Form 10-K for the year ended December 31, 2018, which are incorporated by reference into this prospectus supplement, before buying shares of our Common Stock.

The number of shares of our Common Stock outstanding after this offering is based on the number of shares of Common Stock outstanding on September 17, 2019 and does not include shares of Common Stock reserved for issuance upon the exercise of options granted or available under our equity compensation plans.

As of September 17, 2019, there were approximately 84,278 record holders of our Common Stock. This figure does not reflect the beneficial ownership of shares held in nominee name.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

The following tables present the summary historical consolidated financial data of NCR and its subsidiaries at the dates and for the periods indicated. We derived the following summary historical consolidated financial data for the years ended December 31, 2016, 2017 and 2018 and as of December 31, 2017 and 2018 from the audited consolidated financial statements of NCR and its subsidiaries included in our Current Report on Form 8-K filed with the SEC on August 6, 2019 (relating to the update of our operating results for all periods covered in our Annual Report on Form 10-K for the year ended December 31, 2018), which is incorporated by reference into this prospectus supplement. The audited consolidated balance sheet data as of December 31, 2016 have been derived from the audited consolidated financial statements of NCR not included herein.

We derived our summary consolidated historical financial data as of June 30, 2019 and other data for the six months ended June 30, 2018 and June 30, 2019 from our unaudited condensed consolidated financial statements for the periods, which are included in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019, which is incorporated by reference into this prospectus supplement. The unaudited balance sheet data as of June 30, 2018 have been derived from our unaudited condensed consolidated financial statements not included herein. The unaudited condensed consolidated financial statements were prepared on a basis consistent with our annual audited consolidated financial statements. In the opinion of management, the unaudited consolidated financial statements include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

You should read this data in conjunction with, and it is qualified by reference to, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of NCR and the related notes included in our Current Report on Form 8-K filed with the SEC on August 6, 2019, referenced above, and in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019, which are incorporated by reference into this prospectus supplement.

	Year ended December 31			Six months ended June 30
	2016	2017	2018	2018	2019
	(in millions)
Consolidated statements of operations data:
Product revenue	$2,737	$2,579	$2,341	$1,051	$1,203
Service revenue	3,806	3,937	4,064	2,003	2,043

Total revenue	6,543	6,516	6,405	3,054	3,246

Cost of products	2,099	2,021	1,988	871	992
Cost of services	2,626	2,640	2,742	1,360	1,372
Selling, general and administrative expenses	904	923	1,005	506	504
Research and development expenses	225	241	252	131	121
Asset impairment charges	—	—	227	183	—
Restructuring related charges	15	—	—	—	—

Total operating expenses	5,869	5,825	6,214	3,051	2,989

Income from operations	674	691	191	3	257

Net income (loss) attributable to NCR	$270	$232	$(88)	$(125)	$125

	As of December 31			As of June 30
	2016	2017	2018	2018	2019
	(in millions)
Select consolidated balance sheet data:
Cash and cash equivalents	$498	$537	$464	$343	$335
Total assets	7,673	7,654	7,761	7,364	8,222
Total debt	3,051	2,991	3,165	3,112	3,116

	Year ended December 31			Six months ended June 30
	2016	2017	2018	2018	2019
	(in millions)
Select consolidated statements of cash flows data:
Net cash provided by operating activities	$896	$752	$572	$95	$71
Net cash used in investing activities	(189)	(290)	(520)	(159)	(134)
Net cash used in financing activities	(467)	(434)	(58)	(110)	(58)

RISK FACTORS

You should review and consider carefully the following risk factors and the specific risks described in our most recent Annual Report on Form 10-K for the year ended December 31, 2018 which are incorporated by reference into this prospectus supplement, as well as all the other information presented in or incorporated by reference into this prospectus supplement or the accompanying prospectus, before buying shares of our Common Stock. The risks and uncertainties described below are not the only ones that we face. Additional risks and uncertainties that we are not aware of, that we currently believe are immaterial or that, in our judgment, do not reach the level of materiality that merits disclosure may also impair our business operations. Any of the following risks, if they were to occur, could materially and adversely affect our business, results of operations, prospects or financial condition. In that event, you could lose all or part of your investment. This prospectus supplement and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including the risks described below and the risks described elsewhere in or incorporated by reference into this prospectus supplement or the accompanying prospectus. See “Cautionary Note Regarding Forward-Looking Statements.”

The market price and trading volume of our Common Stock may be volatile and may decline regardless of our operating performance, which could result in rapid and substantial losses for our stockholders.

We cannot predict how shares of our Common Stock will trade in the future. If the market price of our Common Stock declines significantly, stockholders may be unable to resell their shares at or above their purchase price, or at all. In addition, the trading volume in our Common Stock may fluctuate and cause significant price variations to occur. From January 1, 2019 to September 17, 2019, the reported high and low prices for our Common Stock ranged from a low of $22.43 to a high of $35.08 per share.

The market price of our Common Stock will likely fluctuate in response to a number of factors, including the following:

•	actual or anticipated quarterly fluctuations in our operating and financial results;

•	developments related to investigations, proceedings or litigation that involves us;

•	changes in financial estimates and recommendations by financial analysts;

•	dispositions, acquisitions and financings;

•	additional issuances by us of Common Stock;

•	additional issuances by us of other series or classes of preferred stock;

•	actions of our common stockholders, including sales of Common Stock, or sale or conversions of other equity or equity-linked securities by stockholders and our directors and executive officers;

•	changes in the ratings of other of our securities;

•	fluctuations in the stock price and operating results of our competitors;

•	government reactions to current economic and market conditions; and

•	regional, national and global political and economic conditions and other factors.

The market price of our Common Stock may also be affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the NYSE. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, the Common Stock and (ii) sales of substantial amounts of our Common Stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance.

These broad market fluctuations may adversely affect the market prices of our Common Stock.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our Common Stock and may negatively impact the holders’ investment.

Except in certain circumstances, we are not restricted from issuing additional shares of Common Stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock or preferred stock or any substantially similar securities. The market price of our Common Stock could decline as a result of sales of a large number of shares of Common Stock or similar securities in the market or the perception that such sales could occur. For example, if we issue preferred stock in the future that has a preference over our Common Stock with respect to the payment of dividends or upon our liquidation, dissolution or winding-up, or if we issue preferred stock with voting rights that dilute the voting power of our Common Stock, the rights of holders of our Common Stock or the market price of our Common Stock could be adversely affected.

In addition, each share of our outstanding Series A Preferred Stock is convertible at the option of the holder thereof into shares of our Common Stock. The conversion of some or all of the Series A Preferred Stock remaining after the Preferred Stock Repurchase and the Conversion will dilute the ownership interest of our existing common stockholders. Any sales in the public market of our Common Stock issuable upon such conversion could adversely affect the prevailing market price of the outstanding shares of our Common Stock. In addition, the existence of our Series A Preferred Stock may encourage short selling or arbitrage trading activity by market participants because the conversion of our Series A Preferred Stock could depress the price of our equity securities.

Further, as of September 17, 2019, we had an aggregate of 314,894,879 shares of Common Stock that were authorized but unissued and have not otherwise been reserved for issuance pursuant to resolutions adopted by the Board relating to the Company’s employee stock purchase plan, the Company’s stock incentive plans or the conversion of the Series A Preferred Stock. We may issue all of these shares of Common Stock without any action or approval by our stockholders, subject to certain exceptions. We may evaluate acquisition opportunities and may issue Common Stock in connection with these acquisitions. Any Common Stock issued in connection with our incentive plans, acquisitions, the exercise of outstanding stock options or otherwise would dilute the percentage ownership held by our existing stockholders.

Future additional debt, which would be senior to our Common Stock upon liquidation, and additional equity securities, which would dilute the percentage ownership of our then current common stockholders and may be senior to our Common Stock for the purposes of dividends and liquidating distributions, may adversely affect the market price of our Common Stock.

In the future, we may attempt to increase our capital resources by incurring debt or issuing additional equity securities, including senior or subordinated notes or loans and series of preferred stock or Common Stock. Upon liquidation, holders of our debt investments and preferred stock and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our Common Stock. Additional equity offerings would dilute the holdings of our then current common stockholders and could reduce the market price of our Common Stock, or both. Additional preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments, or both, that could limit our ability to pay dividends to our common stockholders. Restrictive provisions in our debt and/or preferred stock could limit our ability to make distributions to the holders of our Common Stock. Because our decision to incur more debt or issue additional equity securities in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future capital raising activities. Thus, holders of our Common Stock bear the risk of our future debt and equity issuances reducing the market price of our Common Stock and diluting their percentage ownership.

Terms of our debt agreements and Maryland law may restrict us from making cash payments with respect to our Common Stock.

Dividends on our Common Stock will be paid only if payment of such amounts is not prohibited by our debt agreements and assets are legally available under the Maryland General Corporation Law to pay such amounts.

Dividends will be paid only if such dividends are authorized by our board of directors and declared by us. Our board of directors is not obligated or required to authorize dividends even if we have funds available for such purposes.

Our existing indentures and credit agreement limit our ability to pay cash dividends on our capital stock, including the Common Stock. Any debt agreements that we enter into in the future may limit our ability to pay cash dividends on our capital stock, including the Common Stock.

Under applicable Maryland law, a Maryland corporation generally may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its indebtedness as the indebtedness becomes due in the usual course of business or generally if the corporation’s total assets would be less than the sum of its total liabilities plus, unless the corporation’s charter provides otherwise, the amount that would be needed if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the stockholders whose preferential rights are superior to those receiving the distribution.

We do not anticipate the payment of dividends on our Common Stock in the immediate future. We plan to reinvest our earnings for use in our businesses and to fund future growth.

SELLING STOCKHOLDERS

The following table and accompanying footnotes set forth, as of September 18, 2019, the following information regarding the selling stockholders:

•

the number and percentage of total outstanding shares of our Series A Preferred Stock and Common Stock beneficially owned by the selling stockholders prior to the offering, but giving effect to the Preferred Stock Repurchase;

•	the number of shares of our Common Stock to be offered by the selling stockholders; and

•	the number and percentage of total outstanding shares of our Series A Preferred Stock and Common Stock to be beneficially owned by the selling stockholders after completion of the offering.

The amounts and percentages of our Series A Preferred Stock and our Common Stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.

This offering is being conducted in accordance with our obligations under a registration rights agreement entered into among us and the selling stockholders on December 4, 2015 (the “Registration Rights Agreement”). We will not receive any proceeds from the sale of the Common Stock by the selling stockholders. Pursuant to the Registration Rights Agreement, we will pay all registration expenses in connection with this offering, and the selling stockholders will pay the underwriting discounts, selling commissions and stock transfer taxes of this offering. Following the completion of this offering and the Preferred Stock Repurchase, 391,899 shares of Series A Preferred Stock will be outstanding.

In the table below, the number of shares of Common Stock is calculated based on a conversion rate of 33.333 shares of Common Stock per share of Series A Preferred Stock and includes accrued dividends pursuant to the terms of the Series A Preferred Stock contained in the Charter. The number of shares of Common Stock into which Series A Preferred Stock is convertible is subject to adjustment in certain circumstances.

The selling stockholders shown on the table have furnished information with respect to beneficial ownership.

	Series A Preferred Stock			Common Stock
	Number of shares beneficially owned(1)	Number of shares beneficially owned after the offering(1)	Percent of shares beneficially owned after the offering(1)	Number of shares beneficially owned(2)	Number of shares beneficially owned after completion of the offering(2)(4)	Percent of shares beneficially owned after the offering(2)(4)	Number of shares offered hereby(4)
Selling Stockholders:
Blackstone(3)	274,548	—	0%	9,163,956	—	0%	9,129,966

(1)	Gives effect to the Preferred Stock Repurchase described in “Summary—Recent Developments.”
(2)	Assumes the conversion of all shares of Series A Preferred Stock not subject to the Preferred Stock Repurchase to shares of Common Stock.
(3)

Reflects shares of Series A Preferred Stock held by partnerships affiliated with The Blackstone Group L.P., and shares of Common Stock into which such shares of Series A Preferred Stock are convertible, as follows: 404 shares of Series A Preferred Stock (convertible into 13,471 shares of Common Stock) directly held by

BCP VI SBS ESC Holdco L.P., a Delaware limited partnership (“BCP VI”), 204,533 shares of Series A Preferred Stock (convertible into 6,826,977 shares of Common Stock) directly held by Blackstone NCR Holdco L.P., a Delaware limited partnership (“NCR Holdco”), 239 shares of Series A Preferred Stock (convertible into 7,978 shares of Common Stock) directly held by BTO NCR Holdings—ESC L.P., a Delaware limited partnership (“BTO ESC”), and 69,372 shares of Series A Preferred Stock (convertible into 2,315,530 shares of Common Stock) directly held by BTO NCR Holdings L.P., a Delaware limited partnership (“BTO NCR” and, together with BCP VI, NCR Holdco and BTO ESC, the “Partnerships”). The number of shares of Common Stock to be offered by Blackstone is as follows: BCP VI 13,409 shares, NCR Holdco 6,795,946 shares, BTO ESC 7,968 shares and BTO NCR 2,312,643 shares. The general partner of NCR Holdco is Blackstone NCR Holdco GP L.L.C. The managing member of Blackstone NCR Holdco GP L.L.C. is Blackstone Management Associates VI L.L.C. The sole member of Blackstone Management Associates VI L.L.C. is BMA VI L.L.C. The general partner of BCP VI is BCP VI Side-by-Side GP L.L.C. The general partner of each of BTO NCR and BTO ESC is BTO Holdings Manager L.L.C. The managing member of BTO Holdings Manager L.L.C. is Blackstone Tactical Opportunities Associates L.L.C. The sole member of Blackstone Tactical Opportunities Associates L.L.C. is BTOA L.L.C. The sole member of BCP VI Side-by-Side GP L.L.C., and the managing member of BTOA L.L.C. and BMA VI L.L.C., is Blackstone Holdings III L.P. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities (other than each of the Partnerships to the extent of their direct holdings) and Mr. Schwarzman may be deemed to beneficially own the securities reported herein beneficially owned by the Partnerships directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such securities. The address of Mr. Schwarzman and each of the entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.
(4)

9,129,966 shares of our Common Stock are being offered hereby and, substantially concurrently with the closing of this offering, the remainder of the shares of our Common Stock being issued pursuant to the Conversion are being distributed by the selling stockholders to certain of their limited partners.

Relationships with Selling Stockholders

For a discussion of certain relationships between the Company and the selling stockholders, see “Summary—Recent Developments” in this prospectus supplement, “Selling Stockholders” in the accompanying prospectus and “Related Person Transactions” in our Definitive Proxy Statement on Schedule 14A filed on March 15, 2019 with the SEC and incorporated by reference in this prospectus supplement.

UNDERWRITING

The selling stockholders are offering the shares of Common Stock described in this prospectus supplement through the underwriters named below. We have entered into an underwriting agreement with the underwriters and the selling stockholders. Subject to the terms and conditions of the underwriting agreement, the selling stockholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of shares of Common Stock listed next to its name in the following table:

Name	Number of shares
Goldman Sachs & Co. LLC	4,564,983
Wells Fargo Securities, LLC	4,564,983

Total	9,129,966

The underwriters are committed to purchase all the shares of Common Stock offered by the selling stockholders if they purchase any such shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriting fee is equal to the public offering price per share of Common Stock less the amount paid by the underwriters to the selling stockholders per share of Common Stock. The underwriting fee is $0.22 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by the selling stockholders.

	Per Share	Total
Paid by the selling stockholders	$0.22	$2,008,592.52

The underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $0.10 per share under the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $750,000. Pursuant to the Registration Rights Agreement, we will pay all registration expenses in connection with this offering, and the selling stockholders will pay the underwriting discounts, selling commissions and stock transfer taxes of this offering.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

No Sales of Similar Securities

The selling stockholders and our directors and officers have agreed that they will not, during the period beginning on the date of this prospectus supplement and ending on the date that is 45 days from the date of this prospectus supplement (the “Lock-Up Period”), without the prior written consent of the underwriters, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of our Common Stock or any securities convertible into or exercisable or exchangeable for our Common Stock (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

Notwithstanding the foregoing, and subject to the conditions below, any selling stockholder may transfer the Lock-Up Securities without the prior written consent of the underwriters, provided that (1) the underwriters receive a signed lock-up agreement for the balance of the Lock-Up Period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer does not involve a disposition for value, (3) such transfers are not required to be reported with the Commission on Form 4 in accordance with Section 16 of the Exchange Act, and (4) such selling stockholders do not voluntarily effect any public filing or report regarding such transfers: (A) as a bona fide gift or gifts or charitable contributions; (B) by will or testacy; (C) to any trust for the direct or indirect benefit of the selling stockholders or the immediate family of the selling stockholders; (D) any transfers in connection with a liquidation, merger, stock exchange or similar transaction that results in all of our stockholders having the right to exchange their shares of Common Stock, or securities convertible into Common Stock, for cash, securities or other property; (E) as a distribution or transfer to limited partners, general partners, members or stockholders of the selling stockholders, (F) to the selling stockholders’ affiliates or to any corporation, partnership, limited liability company, investment fund or other entity which controls or manages or is controlled or managed by or enters under common control or management with the selling stockholders, (G) any sale of the shares of Common Stock to be sold in this offering or (H) the sale by the selling stockholders of shares of Series A Preferred Stock in the Preferred Stock Repurchase. Furthermore, the selling stockholders may sell shares of our Common Stock purchased by the selling stockholders on the open market following the offering hereby if (1) such sales are not required to be reported in any public report or filing with the Commission, or otherwise and (2) the selling stockholders do not otherwise voluntarily effect any public filing or report regarding such sales.

In addition, notwithstanding the foregoing, and subject to the conditions below, any director or officer may transfer the Lock-Up Securities without the prior written consent of the underwriters, provided that (1) in the case of transfers pursuant to the following clauses (A), (C) or (D), the underwriters receive a signed lock-up agreement for the balance of the Lock-Up Period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer does not involve a disposition for value and (3) such directors or officers do not voluntarily effect any public filing or report regarding such transfers: (A) as a bona fide gift or gifts or charitable contributions; (B) by will or testacy or by operation of law; (C) to any trust for the direct or indirect benefit of the directors or officers or the immediate family of the directors or officers; (D) transfers to certain of their affiliates; (E) any transfers in connection with a liquidation, merger, stock exchange or similar transaction that results in all of our stockholders having the right to exchange their shares of Common Stock, or securities convertible into Common Stock, for cash, securities or other property; (F) the exercise of certain options or warrants outstanding as of the date hereof; (G) the disposition of Common Stock in order to pay taxes in connection with the vesting of certain restricted shares or pursuant to certain cashless exercises of options outstanding on the date hereof; or (H) the transfer of Common Stock pursuant to an order of a court or regulatory agency. Furthermore, the directors and officers may (i) (A) establish certain written plans meeting the requirements of Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”) if such plans do not provide for the transfer of Lock-Up Securities during the Lock-Up Period or (B) make transfers in accordance with an existing 10b5-1 Plan and (ii) sell shares of our Common Stock purchased by such directors or officers on the open market following the offering hereby if (x) such sales are not required to be reported in any public report or filing with the Commission, or otherwise and (y) the directors or officers do not otherwise voluntarily effect any public filing or report regarding such sales.

In addition, we have agreed that, during a period of 45 days from the date of this prospectus supplement, we will not, without the prior written consent of the underwriters, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of our Common Stock or any securities convertible into or exercisable or exchangeable for our Common Stock or file any registration statement under the Securities Act with respect to any of the foregoing or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our Common Stock, whether any such swap or transaction described in clause (i) or (ii) above is to be settled by delivery of our Common Stock or other securities, in cash or otherwise. The foregoing restriction will not apply to (A) any shares of our Common Stock issued as dividends in kind in respect of the Series A Preferred Stock, (B) any shares of our Common Stock issued by us upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus supplement and referred to in our registration statement on Form S-3 (File No. 333-231034), the prospectus or this prospectus supplement, (C) any shares of our Common Stock or options to purchase our Common Stock or other securities or instruments issued or granted pursuant to our employee benefit plans referred to in our registration statement on Form S-3 (File No. 333-231034), the prospectus or this prospectus supplement, (D) any shares of our Common Stock or other securities or instruments issued or granted pursuant to any non-employee director stock plan or dividend reinvestment plan, (E) the filing by us of any registration statement on Form S-8 with the Commission relating to the offering of securities pursuant to terms of such incentive or similar plans, (F) the issuance by us of shares of Common Stock in the Conversion, (G) the purchase by us of shares of Series A Preferred Stock in the Preferred Stock Repurchase and (H) the issuance by us of our Common Stock or securities convertible into our Common Stock in connection with an acquisition or business combination (including the filing of a registration statement on Form S-4 or other appropriate form with respect thereto); provided that, for purposes of this clause (H), such issuances are limited to an amount equal to 5% of the total shares of our Common Stock outstanding immediately after the completion of the offering; provided further that recipients of such Common Stock agree to be bound by the terms of the lock-up agreement signed by the selling stockholders.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, which involve making bids for, purchasing and selling shares of Common Stock in the open market for the purpose of preventing or retarding a decline in the market price of the Common Stock while this offering is in progress. These stabilizing transactions may include making “naked” short sales of the Common Stock, which involves the sale by the underwriters of a greater number of shares of Common Stock than they are required to purchase in this offering, and purchasing shares of Common Stock on the open market to cover positions created by such short sales. A naked short position may be created if the underwriters are concerned that there may be downward pressure on the price of the Common Stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M under the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the Common Stock, including the imposition of penalty bids or purchases of our Common Stock in the open market.

These activities may have the effect of raising or maintaining the market price of the Common Stock or preventing or retarding a decline in the market price of the Common Stock, and, as a result, the price of the Common Stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE (if the Common Stock is listed on the NYSE), in the over-the-counter market or otherwise.

Certain Relationships

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. For instance, Wells Fargo Securities, LLC is a lender under our credit facility.

In addition, from time to time, certain of the underwriters and their respective affiliates may purchase, sell or hold a broad array of investments and actively traded securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account or the account of customers, and hold on behalf of themselves or their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us, and may do so in the future. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Selling Restrictions

General

Other than in the United States, no action has been taken by us, the selling stockholders or the underwriters that would permit a public offering of the securities offered by this prospectus supplement in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published, in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the United Kingdom

This document is only being distributed to and is only directed at (1) persons who are outside the United Kingdom or (2) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (3) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Member State”), no shares of our Common Stock have been offered or will be offered to the public in that Member State, except that offers of shares of our Common Stock may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

(a) to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representative; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of our Common Stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation and each person who initially acquires any shares of our Common Stock or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares of our Common Stock being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares of our Common Stock acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares of our Common Stock to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our Common Stock in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our Common Stock to be offered so as to enable an investor to decide to purchase or subscribe for any shares of our Common Stock, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in Switzerland

This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. The shares described herein may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to the shares of our Common Stock may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the shares of our Common Stock in Switzerland.

Notice to Prospective Investors in Ireland

This prospectus supplement and any other material in relation to the shares described herein is only being distributed in Ireland:

•	in circumstances which do not require the publication of a prospectus pursuant to Article 3(2) of Directive 2003/71/EC as amended by Directive 2010/73/EC;

•	in compliance with the provisions of the Irish Companies Acts 1963-2009; and

•

in compliance with the provisions of the European Communities (Markets in Financial Instruments) Regulations 2007 (S.I. No. 60 of 2007) (as amended), and in accordance with any codes or rules of conduct and any conditions or requirements, or any other enactment, imposed or approved by the Central Bank of Ireland with respect to anything done by them in relation to the shares.

Notice to Prospective Investors in Australia

This document has not been lodged with the Australian Securities & Investments Commission and does not constitute an offer except to the following categories of exempt persons:

•	“sophisticated investors” under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia (“Corporations Act”);

•

“sophisticated investors” under section 708(8)(c) or (d) of the Corporations Act who have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before any offer has been made; and

•	“professional investors” within the meaning of section 708(11)(a) or (b) of the Corporations Act.

By purchasing shares of our Common Stock, you warrant and agree that:

•	you are an exempt investor under one of the above categories; and

•

you will not offer any shares of our Common Stock issued or sold to you pursuant to this document for sale in Australia within 12 months of those shares being issued or sold unless any such sale offer is exempt from the requirement to issue a disclosure document under sections 708 or 708A of the Corporations Act.

Notice to Prospective Investors in Hong Kong

The contents of this prospectus supplement have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this prospectus supplement, you should obtain independent professional advice. Please note that (i) our securities may not be offered or sold in Hong Kong, by means of this prospectus or any document other than to “professional investors” within the meaning of Part I of Schedule 1 of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (SFO) and any rules made thereunder, or in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) (CO) or which do not constitute an offer or invitation to the public for the purpose of the CO or the SFO, and (ii) no advertisement, invitation or document relating to our securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere) which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

Our securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and our securities will not be offered or sold, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan, or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Common Stock offered by this prospectus supplement may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (i) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in France

Neither this prospectus supplement, the accompanying prospectus nor any other offering material relating to the shares described in this prospectus supplement or the accompanying prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement, the accompanying prospectus nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restraint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers , does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to prospective investors in Canada

The securities offered may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of U.S. federal income tax considerations generally applicable to the ownership and disposition of our Common Stock by a Non-U.S. Holder (as defined below) that holds our Common Stock as a capital asset (generally, property held for investment). This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder (“Regulations”), judicial decisions, administrative pronouncements, and other relevant applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect).

This discussion does not address all U.S. federal income tax considerations that may be applicable to Non-U.S. Holders in light of their particular circumstances or Non-U.S. Holders subject to special treatment under U.S. federal income tax law, such as:

•	banks, insurance companies and other financial institutions;

•	dealers or traders in securities;

•	certain former citizens or residents of the United States;

•	persons that elect to mark their securities to market;

•	persons holding our Common Stock as part of a straddle, conversion, or other integrated transaction;

•	persons who acquired shares of our Common Stock as compensation or otherwise in connection with the performance of services;

•	controlled foreign corporations;

•	passive foreign investment companies; and

•	tax-exempt organizations.

In addition, this discussion does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift, alternative minimum tax, or Medicare contribution tax considerations. Non-U.S. Holders should consult their tax advisors regarding the tax considerations to them of owning and disposing of our Common Stock in light of their particular circumstances.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our Common Stock (other than an owner treated as a partnership for U.S. federal income tax purposes) and that, for U.S. federal income tax purposes, is not:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (i) a U.S. court is able to exercise primary supervision over its administration and one or more U.S. Persons have the authority to control all of its substantial decisions or (ii) it has a valid election in effect under applicable Regulations to be treated as a U.S. person.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Common Stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the entity. Partners in a partnership should consult their tax advisors regarding the tax considerations of an investment in our Common Stock.

Distributions on Our Common Stock

If we make a distribution of cash or other property (other than certain distributions of our stock) in respect of our Common Stock, the distribution will generally be treated as a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any portion of the distribution that exceeds our current and accumulated earnings and profits will generally be treated first as a return of capital to the extent of the Non-U.S. holder’s adjusted tax basis in our Common Stock and then as gain from the disposition of our Common Stock, the tax treatment of which is discussed below under “—Sale, Exchange, or Other Disposition of Our Common Stock.”

The gross amount of dividends paid to a Non-U.S. Holder with respect to our Common Stock will generally be subject to withholding tax at a rate of 30% unless (i) the Non-U.S. Holder timely provides a duly completed and executed U.S. Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E certifying as to its eligibility for a lower rate of withholding under an applicable income tax treaty or (ii) the Non-U.S. Holder timely provides a duly completed and executed IRS Form W-8ECI certifying that the dividends are effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States). In the latter case, the Non-U.S. Holder will generally be subject to U.S. federal income tax with respect to such dividends on a net income basis in the same manner as if the Non-U.S. Holder were a United States person (as defined under the Code). A corporate Non-U.S. holder may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, as adjusted for certain items. A Non-U.S. Holder eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange, or Other Disposition of Our Common Stock

A Non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale, exchange, or other disposition of our Common Stock unless:

•

such gain is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), in which case, the Non-U.S. Holder will generally be subject to U.S. federal income tax on the gain on a net income basis as if the Non-U.S. Holder were a United States person (as defined under the Code) and, in the case of a corporate Non-U.S. Holder, may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year, as adjusted for certain items;

•

the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied, in which case the gain will generally be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which gain may be offset by certain U.S.-source capital losses; or

•

we are or become a United States real property holding corporation (as defined in section 897(c) of the Code, a “USRPHC”), at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, and either (i) our Common Stock is not regularly traded on an established securities market, or (ii) the Non-U.S. Holder has owned or is deemed to have owned, at any time within the shorter of the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, more than 5% of our Common Stock. Although there can be no assurances in this regard, we believe that we are not a USRPHC for U.S. federal income tax purposes and we do not anticipate becoming a USRPHC.

Information Reporting and Backup Withholding

Information reporting and, in certain circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our Common Stock made within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

FATCA Withholding

Certain rules may require withholding at a rate of 30% on dividends in respect of our Common Stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the Treasury to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution to the extent such interests or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our Common Stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the IRS. Non-U.S. Holders should consult their tax advisors regarding the possible implications of this withholding tax on their investment in our Common Stock.

This discussion of U.S. federal income tax considerations is not intended to be, and should not be construed to be, tax advice. Each prospective investor should consult a tax advisor regarding the particular U.S. federal, state, local, and foreign tax considerations applicable to the ownership and disposition of our Common Stock in light of its particular circumstances.

LEGAL MATTERS

Venable LLP, Baltimore, Maryland, passed on the validity of the Common Stock offered by this prospectus supplement. We have been represented by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, with respect to legal matters of United States federal securities law and New York state law. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York. From time to time, Cravath, Swaine & Moore LLP provides legal services to us. The selling stockholders have been represented by Kirkland & Ellis LLP, New York, New York.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to NCR Corporation’s Current Report on Form 8-K dated August 6, 2019 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of NCR Corporation for the year ended December 31, 2018 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of JetPay Corporation from the assessment of internal control over financial reporting as of December 31, 2018 because it was acquired by the Company in a purchase business combination during 2018) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3, which includes exhibits and schedules, under the Securities Act with respect to the Common Stock offered pursuant to this prospectus supplement. This prospectus supplement does not contain all of the information set forth in the registration statement because parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement (including the accompanying prospectus) and its exhibits for further information about us and our securities. The SEC maintains a website at http://www.sec.gov that contains the registration statement and other reports, proxy and information statements and information that we will file electronically with the SEC.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. We make these filings available on our website once they are filed with the SEC. In addition, we will provide electronic or paper copies of our filings free of charge upon request.

INFORMATION INCORPORATED BY REFERENCE

The rules of the SEC allow us to incorporate information into this prospectus supplement by reference. The information incorporated by reference is considered to be a part of this prospectus supplement, and later information that we file with the SEC will automatically update and supersede this information. This prospectus supplement incorporates by reference the documents listed below and any future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus supplement and prior to the termination of the offering:

•

our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February  28, 2019, including portions of our Definitive Proxy Statement on Schedule 14A filed on March 15, 2019 with the SEC to the extent specifically incorporated by reference therein (except to the extent modified or superseded by the revised presentation thereof in our Current Report on Form 8-K filed on August 6, 2019, which is also incorporated herein by reference);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019; filed with the SEC on May 7, 2019 and August 2, 2019, respectively;

•

our Current Reports on Form 8-K, filed on March 5, 2019, March 15, 2019, April  26, 2019, June 19, 2019, August 6, 2019 (relating to the update of our operating results for all periods covered in our Annual Report on Form 10-K for the year ended December  31, 2018), August 6, 2019, August  8, 2019, August 21, 2019, August  29, 2019, September 11, 2019 and September 18, 2019 (only with respect to Item 1.01); and

•	the description of our Common Stock set forth in our Registration Statement on Form 10, including any amendments or reports filed for the purpose of updating such description.

You can obtain any of the filings incorporated by reference into this prospectus supplement through us or from the SEC through the SEC’s website at http://www.sec.gov. We will provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, upon written or oral request of such person, a copy of any or all of the reports and documents referred to above which have been or may be incorporated by reference into this prospectus supplement. You should direct requests for those documents to:

NCR Corporation

864 Spring Street NW

Atlanta, GA 30308

Attention: Investor Relations

Phone: (678) 808-6995

Our Annual Report on Form 10-K, our Definitive Proxy Statement and other reports and documents incorporated by reference herein may also be found in the “Investor Relations” section of our website at http://www.ncr.com. Our website and the information contained in it or connected to it shall not be deemed to be incorporated into this prospectus supplement or any registration statement of which it forms a part.

PROSPECTUS

Up to 611,703 Shares of Series A Convertible Preferred Stock

Up to 20,389,896 Shares of Common Stock

NCR Corporation

This prospectus relates to the resale from time to time of up to an aggregate of: (i) up to 611,703 shares of our Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), consisting of (a) 498,424 shares of Series A Preferred Stock held by the selling stockholders as of April 25, 2019, (b) 20,838 shares of Series A Preferred Stock that will be issued to the selling stockholders as dividends payable in kind on the existing Series A Preferred Stock through December 10, 2019 and (c) up to 92,441 shares of Series A Preferred Stock that may, at the option of the Company, be issued to the selling stockholders as dividends payable in kind thereafter; and (ii) up to 20,389,896 shares of common stock, par value $0.01 per share (the “Common Stock”), consisting of (a) 16,613,967 shares of Common Stock issuable upon conversion of 498,424 shares of Series A Preferred held by the selling stockholders as of April 25, 2019, (b) 694,593 shares of Common Stock issuable upon conversion of the 20,838 shares of Series A Preferred Stock to be issued to the selling stockholders as dividends payable in kind on the existing Series A Preferred Stock through December 10, 2019 and (c) up to 3,081,335 shares of Common Stock issuable upon conversion of up to 92,441 shares of Series A Preferred Stock that may, at the option of the Company, be issued to the selling stockholders as dividends payable in kind thereafter. The selling stockholders may offer and sell shares of Series A Preferred Stock or shares of Common Stock in public or private transactions, or both. These sales may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices.

The selling stockholders may sell all or a portion of the shares of Series A Preferred Stock or shares of Common Stock through underwriters, broker dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares of Series A Preferred Stock or shares of Common Stock, or both. See “Plan of Distribution” for a more complete description of the ways in which the shares of Series A Preferred Stock or shares of Common Stock may be sold. The names of any underwriters, dealers or agents, the specific terms of the plan of distribution, any over-allotment option and any applicable underwriting discounts and commissions will be set forth in a supplement to this prospectus. We will not receive any of the proceeds from the selling stockholders’ sale of shares of Series A Preferred Stock or shares of Common Stock. We have agreed to bear the expenses (other than underwriting discounts, selling commissions and stock transfer taxes) in connection with the registration of the Series A Preferred Stock and the Common Stock that the selling stockholders are offering under this prospectus.

The Common Stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “NCR.” On April 24, 2019 the closing price of the Common Stock on the NYSE was $29.36 per share. The Series A Preferred Stock is not listed on any exchange, and we do not intend to list the Series A Preferred Stock on any exchange.

Our principal executive offices are located at 864 Spring Street NW Atlanta, GA 30308, and our telephone number is (937) 445-5000.

Investing in the Series A Preferred Stock or the Common Stock involves risks. You should carefully consider all of the information set forth in this prospectus, including the risk factors set forth in the section entitled “Risk Factors” on page 6 and the risk factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2019 (which document is incorporated by reference herein), as well as the risk factors and other information in any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus and any accompanying prospectus supplement, before deciding to invest in the Series A Preferred Stock or the Common Stock. See “Incorporation By Reference.”

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 25, 2019.

Prospectus

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using an “automatic shelf” registration or continuous offering process. It omits some of the information contained in the registration statement, and reference is made to the registration statement for further information with regard to us and the securities the selling stockholders are offering pursuant to this prospectus. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC is not necessarily complete, and in each instance, reference is made to the copy of the document filed. Any prospectus supplement may also add to, update or change information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any prospectus supplement, on the other hand, you should rely on the information in the prospectus supplement.

You should read this prospectus, any prospectus supplement, any documents that we incorporate by reference in this prospectus and in any prospectus supplement, and the additional information described below under “Where You Can Find More Information” and “Incorporation by Reference” before making an investment decision. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus prepared by us or on our behalf. Neither we nor the selling stockholders take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus prepared by us or a selling stockholder. The selling stockholders are not offering to sell, nor seeking offers to buy, shares of Series A Preferred Stock or shares of Common Stock in any jurisdiction where an offer or sale is not permitted.

You should not assume that the information in this prospectus, any prospectus supplement or any documents we incorporate by reference herein or therein is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither this prospectus nor any accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the selling stockholders or any agent, to subscribe for and purchase any of the securities and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

Unless the context indicates otherwise, as used in this prospectus: (i) the “Company,” “NCR,” “us,” “we” and “our” refer to NCR Corporation and its consolidated subsidiaries; and (ii) “this prospectus” refers to this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Series A Preferred Stock and shares of Common Stock that the selling stockholders are offering. This prospectus is part of a registration statement we have filed with the SEC. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits. Statements that we make in this prospectus about the content of any contract, agreement or other document are not necessarily complete. With respect to each document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved, and each statement that we make is qualified in its entirety by such reference.

In particular, the contracts, agreements or other documents included as exhibits to this registration statement or incorporated by reference are intended to provide you with information regarding their terms and not to provide any other factual or disclosure information about NCR or the other parties to the documents. The documents contain representations and warranties by each of the parties to the applicable document. These representations and warranties have been made solely for the benefit of the other parties to the applicable document and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable document, which disclosures are not necessarily reflected in the document;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable document or such other date or dates as may be specified in the document and are subject to more recent developments.

You may refer to the registration statement and the exhibits for more information about us and our securities. The registration statement and the exhibits are available at the SEC’s Public Reference Room or through its website.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read NCR’s SEC filings, including our annual, quarterly and current reports, proxy statements, this prospectus and other information, over the Internet at the SEC’s website at http://www.sec.gov. The Common Stock is listed on NYSE (NYSE: NCR), and you can obtain information about us at the offices of NYSE, 20 Broad Street, New York, New York 10005. General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, is available free of charge through our website at http://www.ncr.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than any portions of the respective filings that are furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed) prior to the termination of the offering under this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 28, 2019;

•	our Current Reports on Form 8-K, filed with the SEC on March 5 and March 15, 2019; and

•	the description of our capital stock set forth in Amendment No. 3 to our Registration Statement on Form 10, filed with the SEC on November 26, 1996.

You may request a copy of any or all of the information incorporated by reference into this prospectus (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

NCR Corporation

250 Greenwich St., 35th Floor

New York, NY 10007

Attention: Investor Relations

Phone: (212) 589-8468

Email: investor.relations@ncr.com

Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus prepared by us or on our behalf. Neither we nor the selling stockholders take any responsibility for, or can provide any assurance as to the reliability of, any information other than the information contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus prepared by us or on our behalf. The selling stockholders are not offering to sell, nor seeking offers to buy, shares of Series A Preferred Stock or shares of Common Stock in any jurisdiction where an offer or sale is not permitted.

CERTAIN TRADEMARKS

We believe that we own or otherwise have rights to the trademarks, copyrights and service marks, including those mentioned in this prospectus, used in conjunction with the marketing and sale of our products and services. This prospectus includes trademarks, such as NCR, which are protected under applicable intellectual property laws and are our property and/or the property of our subsidiaries. This prospectus also contains trademarks, service marks, copyrights and trade names of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Solely for convenience, our trademarks and tradenames referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and tradenames.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of Section 27A of the Securities Act, Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Forward-looking statements use words such as “expect,” “anticipate,” “outlook,” “intend,” “plan,” “believe,” “will,” “should,” “would,” “could,” and words of similar meaning. Statements that describe or relate to NCR’s plans, goals, intentions, strategies, or financial outlook, and statements that do not relate to historical or current fact, are examples of forward-looking statements.

Forward-looking statements are based on our current beliefs, expectations and assumptions, which may not prove to be accurate, and involve a number of known and unknown risks and uncertainties, many of which are out of our control. Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those factors relating to: the strength of demand and pricing for ATMs and other financial services hardware and its effect on the results of our businesses and reportable segments; domestic and global economic and credit conditions including, in particular, those resulting from the imposition or threat of protectionist trade policies or import or export tariffs, global and regional market conditions and spending trends in the financial services and retail industries, new comprehensive U.S. tax legislation, modified or new global or regional trade agreements, the determination by the United Kingdom to exit the European Union, uncertainty over further potential changes in Eurozone participation and fluctuations in oil and commodity prices; the transformation of our business model and our ability to sell higher-margin software and services; our ability to improve execution in our sales and services organizations; our ability to successfully introduce new solutions and compete in the information technology industry; cybersecurity risks and compliance with data privacy and protection requirements; the possibility of disruptions in or problems with our data center hosting facilities; defects or errors in our products; the impact of our indebtedness and its terms on our financial and operating activities; the historical seasonality of our sales; tax rates and new U.S. tax legislation; foreign currency fluctuations; the success of our restructuring plans and cost reduction initiatives, including those in our Hardware segment; manufacturing disruptions, including those caused by or related to outsourced manufacturing; the availability and success of acquisitions, divestitures and alliances; our pension strategy and underfunded pension obligation; reliance on third party suppliers; the impact of the terms of our strategic relationship with Blackstone and our Series A Preferred Stock; our multinational operations, including in new and emerging markets; collectability difficulties in subcontracting relationships in certain geographical markets; development and protection of intellectual property; workforce turnover and the ability to attract and retain skilled employees; uncertainties or delays associated with the transition of key business leaders; environmental exposures from our historical and ongoing manufacturing activities; and uncertainties with regard to regulations, lawsuits, claims, and other matters across various jurisdictions.

Forward-looking statements are not guarantees of future performance, and there are a number of important factors that could cause actual outcomes and results to differ materially from the results contemplated by such forward-looking statements, including those listed in Item 1A “Risk Factors,” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on February 28, 2018 and in any of our subsequently filed quarterly reports on Form 10-Q or current reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

NCR CORPORATION

NCR is a leading software- and services-led enterprise provider in the financial, retail, hospitality and telecommunications and technology industries, with business in 180 countries. NCR offers a range of solutions that help businesses of all sizes compete in an ever-evolving landscape of physical and digital consumers by providing software, advisory and consulting services, hardware, support and managed services that run businesses end to end. Our portfolio includes digital first offerings for banking, restaurants and retailers as well as payments, multi-vendor connected device services, automated teller machines (ATMs), point of sale (POS) terminals and self-service technologies. We also resell third-party networking products and provide related service offerings in the telecommunications and technology sectors. Our solutions create value for our customers by increasing productivity and allowing them to address consumer demand for convenience, value and individual service across different commerce channels using a digital first approach.

NCR was originally incorporated in 1884 and was a publicly traded company on the NYSE prior to its merger with a wholly-owned subsidiary of AT&T Corp. (“AT&T”) on September 19, 1991. Subsequently, on December 31, 1996, AT&T distributed all of its interest in NCR to its stockholders. NCR Common Stock is listed on the NYSE and trades under the symbol “NCR.”

Our website, www.ncr.com, contains a significant amount of information about us, including financial and other information for investors. The contents of our website are not incorporated by reference into this prospectus.

RISK FACTORS

You should carefully consider the risk factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 28, 2019 (which document is incorporated by reference herein), as well as other risk factors described under the caption “Risk Factors” in any accompanying prospectus supplement and any documents we incorporate by reference into this prospectus, including all future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before deciding to invest in the Series A Preferred Stock or the Common Stock. See “Incorporation By Reference.”

Risks Related to the Series A Preferred Stock

The preferred stock will rank junior to all of NCR’s and its subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding-up.

In the event of bankruptcy, liquidation or winding-up, our assets will be available to pay obligations on the Series A Preferred Stock only after all of our liabilities have been paid. In addition, the Series A Preferred Stock effectively ranks junior to all existing and future liabilities of our subsidiaries. The rights of holders of the Series A Preferred Stock to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will rank junior to the prior claims of that subsidiary’s creditors. In the event of bankruptcy, liquidation or winding-up, there may not be sufficient assets remaining, after paying our liabilities and our subsidiaries’ liabilities, to pay amounts due on the Series A Preferred Stock.

An active trading market for the Series A Preferred Stock does not exist and may not develop.

The Series A Preferred Stock has no established trading market and is not listed on any securities exchange. Since the Series A Preferred Stock has no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. We cannot assure you that an active trading market in the Series A Preferred Stock will develop and, even if it develops, we cannot assure you that it will last. In either case, the trading price of the Series A Preferred Stock could be adversely affected and holders’ ability to transfer shares of Series A Preferred Stock will be limited.

The market price of the Series A Preferred Stock will be directly affected by the market price of our Common Stock, which may be volatile.

To the extent that a secondary market for the Series A Preferred Stock develops, we believe that the market price of the Series A Preferred Stock will be significantly affected by the market price of our Common Stock. We cannot predict how shares of our Common Stock will trade in the future. This may result in greater volatility in the market price of the Series A Preferred Stock than would be expected for nonconvertible preferred stock. From January 1, 2018 to April 24, 2019, the reported high and low prices for our Common Stock ranged from a low of $20.93 to a high of $38.68 per share.

The market price of our Common Stock will likely fluctuate in response to a number of factors, including the following:

•	actual or anticipated quarterly fluctuations in our operating and financial results;

•	developments related to investigations, proceedings or litigation that involves us;

•	changes in financial estimates and recommendations by financial analysts;

•	dispositions, acquisitions and financings;

•	additional issuances by us of Common Stock;

•	additional issuances by us of other series or classes of preferred stock;

•	actions of our common stockholders, including sales of Common Stock by stockholders and our directors and executive officers;

•	changes in the ratings of other of our securities;

•	fluctuations in the stock price and operating results of our competitors;

•	government reactions to current economic and market conditions; and

•	regional, national and global political and economic conditions and other factors.

The market price of our Common Stock may also be affected by market conditions affecting the stock markets in general, including price and trading fluctuations on the NYSE. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, the Common Stock and (ii) sales of substantial amounts of the Common Stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance.

These broad market fluctuations may adversely affect the market prices of our Common Stock, and, in turn, the Series A Preferred Stock.

In addition, we expect that the market price of the Series A Preferred Stock will be influenced by yield and interest rates in the capital markets and our perceived creditworthiness.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our Common Stock or the Series A Preferred Stock and may negatively impact the holders’ investment.

Except in certain circumstances, we are not restricted from issuing additional shares of Common Stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock or preferred stock or any substantially similar securities. The market price of our Common Stock or Series A Preferred Stock could decline as a result of sales of a large number of shares of Common Stock or Series A Preferred Stock or similar securities in the market or the perception that such sales could occur. For example, if we issue preferred stock in the future that has a preference over our Common Stock with respect to the payment of dividends or upon our liquidation, dissolution or winding-up, or if we issue preferred stock with voting rights that dilute the voting power of our Common Stock, the rights of holders of our Common Stock or the market price of our Common Stock could be adversely affected.

In addition, each share of Series A Preferred Stock will initially be convertible at the option of the holder thereof into shares of our Common Stock. The conversion of some or all of the Series A Preferred Stock will dilute the ownership interest of our existing common stockholders. Any sales in the public market of our Common Stock issuable upon such conversion could adversely affect prevailing market prices of the outstanding shares of our Common Stock and Series A Preferred Stock. In addition, the existence of our Series A Preferred Stock may encourage short selling or arbitrage trading activity by market participants because the conversion of our Series A Preferred Stock could depress the price of our equity securities. As noted above, a decline in the market price of the Common Stock may negatively impact the market price for the Series A Preferred Stock.

The Series A Preferred Stock is subject to conversion at our option in certain circumstances based on the trading price of our Common Stock.

If the volume-weighted average price per share of Common Stock is greater than $54.00 for at least thirty trading days in any period of forty-five consecutive trading days, we will be entitled, but not required, to convert the Series A Preferred Stock, in whole but not in part, at a conversion price equal to the sum of the liquidation preference and accrued dividends with respect to each share of Series A Preferred Stock as of the mandatory conversion date divided by the conversion price of such share in effect as of the mandatory conversion date. Following any such conversion, a holder will no longer be entitled to the dividend or other rights associated with the Series A Preferred Stock.

The Series A Preferred Stock has not been rated.

The Series A Preferred Stock has not been rated by any nationally recognized statistical rating organization. This may affect the market price of the Series A Preferred Stock.

The Series A Preferred Stock may only be redeemed at the option of the holder in limited circumstances.

The shares of Series A Preferred Stock, unlike indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of the Series A Preferred Stock may be required to bear the financial risks of an investment in the Series A Preferred Stock for an extended period of time. Holders have a limited right to require us to redeem the Series A Preferred Stock at certain dates after March 16, 2024, subject to our having sufficient funds legally available under the Maryland General Corporation Law (the “MGCL”). See “Description of Series A Preferred Stock—Redemption at the Option of the Holder.” In addition, holders have the option to require us to purchase any or all of their shares of Series A Preferred Stock upon the occurrence of a change of control. See “Description of Series A Preferred Stock—Repurchase at the Option of the Holder.” Therefore, holders should be aware that they may be required to bear the financial risks of an investment in the Series A Preferred Stock for an extended period of time.

We have the right, but not the obligation, to redeem shares of Series A Preferred Stock in limited circumstances.

We are entitled, but not required, to redeem the shares of Series A Preferred Stock upon the occurrence of a change of control. See “Description of Series A Preferred Stock—Change of Control—Redemption by the Company.” Therefore, holders should not expect that they have a right to perpetual payment of dividends and should be aware that a proposed redemption of the Series A Preferred Stock may make it difficult or impossible to sell shares of Series A Preferred Stock for a higher price, even if the market price for such shares had previously been higher.

Terms of our debt agreements and Maryland law may restrict us from making cash payments with respect to the Series A Preferred Stock.

Quarterly dividends and cash payments upon conversion, redemption or repurchase of the Series A Preferred Stock will be paid only if payment of such amounts is not prohibited by our debt agreements and assets are legally available under the MGCL to pay such amounts. Quarterly dividends will be paid only if such dividends are authorized by our board of directors (the “Board of Directors”) and declared by us. The Board of Directors is not obligated or required to authorize quarterly dividends even if we have funds available for such purposes.

Our existing lines of credit limit our ability to pay cash dividends on our capital stock, including the Series A Preferred Stock, and our ability to make any cash payment upon conversion, redemption or repurchase of the Series A Preferred Stock. Any debt agreements that we enter into in the future may limit our ability to pay cash dividends on our capital stock, including the Series A Preferred Stock, and our ability to make any cash payment upon conversion, redemption or repurchase of the Series A Preferred Stock.

Under applicable Maryland law, a Maryland corporation generally may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its liabilities as the liabilities become due in the usual course of business, or generally if the corporation’s total assets would be less than the sum of its total liabilities plus, unless the corporation’s charter provides otherwise, the amount that would be needed if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the stockholders whose preferential rights are superior to those receiving the distribution.

The conversion rate of the Series A Preferred Stock may not be adjusted for all dilutive events that may adversely affect the market price of the Series A Preferred Stock or the Common Stock issuable upon conversion of the Series A Preferred Stock.

The number of shares of our Common Stock that holders are entitled to receive upon conversion of a share of Series A Preferred Stock is subject to adjustment for certain events arising from increases in dividends or distributions in Common Stock, subdivisions, splits, and combinations of the Common Stock, certain issuances of stock purchase rights, options or warrants distributed in connection with a stockholder rights plan, self-tender offers and exchange offers, cash dividends or distributions, and certain other actions by us that modify our capital structure. See “Description of Series A Preferred Stock—Anti-Dilution Adjustments.” We will not adjust the conversion rate for other events, including the issuance of Common Stock pursuant to plans for reinvestment of dividends or interest, options or rights to purchase such shares pursuant to benefit plans or employee agreements, any option, warrant, right, or exercisable, exchangeable or convertible security or for a change in the par value of the Common Stock. There can be no assurance that an event that adversely affects the value of the Series A Preferred Stock, but does not result in an adjustment to the conversion rate, will not occur. Further, if any of these other events adversely affects the market price of our Common Stock, it may also adversely affect the market price of the Series A Preferred Stock. In addition, we are not restricted from offering Common Stock in the future or engaging in other transactions that may dilute our Common Stock.

If our Common Stock is delisted, your ability to transfer or sell your shares of the Series A Preferred Stock, or Common Stock upon conversion, may be limited and the market value of the Series A Preferred Stock will be materially adversely affected.

The terms of the Series A Preferred Stock do not protect you if our Common Stock is delisted. Because the Series A Preferred Stock has no stated maturity date, holders may be forced to elect between converting their shares of the Series A Preferred Stock into illiquid shares of our Common Stock or holding their shares of the Series A Preferred Stock and receiving stated dividends on the stock when, as and if authorized by the Board of Directors and declared by us with no assurance as to ever receiving the liquidation preference. Accordingly, if the Common Stock is delisted, the holders’ ability to transfer or sell their shares of the Series A Preferred Stock, or Common Stock upon conversion, may be limited and the market value of the Series A Preferred Stock will be materially adversely affected.

Holders of the Series A Preferred Stock may be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.”

Distributions paid to corporate U.S. holders of the Series A Preferred Stock (or the Common Stock) may be eligible for the dividends-received deduction, and distributions paid to non-corporate U.S. holders of the Series A Preferred Stock (or the Common Stock) may be subject to tax at the preferential tax rates applicable to “qualified dividend income,” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Series A Preferred Stock (or the Common Stock) to qualify as dividends for U.S. federal income tax purposes. If the distributions fail to qualify as dividends, U.S. holders would be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.” If any distributions on the Series A Preferred Stock (or the Common Stock) with respect to any fiscal year are not eligible for the dividends-received deduction or preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, the market value of the Series A Preferred Stock (or the Common Stock) may decline.

Holders may have to pay taxes if we make distributions of additional Series A Preferred Stock on the Series A Preferred Stock, even if holders do not receive any cash.

We may make distributions on the Series A Preferred Stock in the form of additional shares of Series A Preferred Stock rather than in cash. We expect such distributions generally to be tax-free, provided that we do not make cash distributions on our Common Stock. However, our conclusion is based in part on expected future circumstances that could change. Further, the Internal Revenue Service (the “IRS”) may disagree with our tax analysis and take the position that distributions in the form of additional shares of Series A Preferred Stock will be taxable in the same manner as cash distributions. If such position is successful or certain unexpected circumstances occur, in years in which we have current or accumulated earnings and profits, holders will generally recognize dividend income in an amount equal to the fair market value of the additional shares of Series A Preferred Stock. In such a case, a holder’s tax liability may exceed the cash such holder receives from the Series A Preferred Stock. Thus, holders of the Series A Preferred Stock would be required to use funds from other sources to satisfy their tax liabilities arising from their ownership of the Series A Preferred Stock. Please consult your independent tax advisor and read “Material U.S. Federal Income Tax Considerations” regarding the U.S. federal income tax consequences of distributions on the Series A Preferred Stock.

Holders may have to pay taxes if we adjust the conversion rate of the Series A Preferred Stock in certain circumstances, even though holders would not receive any cash.

We will adjust the conversion rate of the Series A Preferred Stock in certain circumstances, including, but not limited to, the payment of certain cash distributions with respect to the Common Stock. Upon certain adjustments to (or certain failures to make adjustments to) the conversion rate, holders may be treated as having received a constructive distribution from us, resulting in taxable income to them for U.S. federal income tax purposes, even though holders would not receive any cash in connection with the adjustment to (or failure to adjust) the conversion rate and even though holders might not exercise their conversion right. In addition, Non-U.S. Holders (as defined in “Material United States Federal Income Tax Considerations”) of the Series A Preferred Stock may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax. Please consult your independent tax advisor and read “Material United States Federal Income Tax Considerations” regarding the U.S. federal income tax consequences of an adjustment to the conversion rate of the Series A Preferred Stock.

USE OF PROCEEDS

All shares of Series A Preferred Stock and Common Stock offered by this prospectus are being registered for the account of the selling stockholders. We will not receive any of the proceeds from the sale of these shares.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 500,000,000 shares of Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), the rights and preferences of which our Board of Directors may establish from time to time. As of April 17, 2019, 120,126,439 shares of Common Stock were issued and outstanding (and no shares of Common Stock subject to forfeiture conditions were issued and outstanding) and 879,788 shares of Preferred Stock, consisting entirely of Series A Preferred Stock, were issued or outstanding.

As of April 17, 2019, there were 85,321 record holders of the Common Stock and five record holders of the Series A Preferred Stock. The following description of our capital stock does not purport to be complete and is subject to and qualified by our Articles of Amendment and Restatement (the “Charter”), filed with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on May 23, 2016, our Amended and Restated Bylaws (the “Bylaws”) and by the provisions of applicable Maryland law. The Charter and Bylaws are incorporated by reference in the registration statement for these securities that we have filed with the SEC. You should read the Charter and Bylaws for the provisions that are important to you.

Common Stock

The holders of the Common Stock are entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by the Board of Directors with respect to any series of Preferred Stock, the holders of such shares will possess all voting power. There is no cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of Preferred Stock created by the Board of Directors from time to time, the holders of the Common Stock will be entitled to such dividends as may be authorized from time to time by the Board of Directors and declared by us from funds available therefor, and upon liquidation will be entitled to receive pro rata all assets of NCR available for distribution to such holders. Any such series of Preferred Stock may be created by the Board of Directors from time to time without the consent of the holders of the Common Stock. In any such event, the rights of the holders of the Common Stock will be subject to the preferential rights of the holders of the Preferred Stock, including the Series A Preferred Stock.

Preferred Stock

The Charter authorizes the Board of Directors to establish one or more series or classes of Preferred Stock and to determine, with respect to any series of Preferred Stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of such series or class. We believe that the ability of the Board of Directors to issue one or more series or classes of Preferred Stock provides us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of Preferred Stock, as well as shares of Common Stock, are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. The NYSE currently requires stockholder approval as a prerequisite to listing shares in several instances, including where the present or potential issuance of shares could result in an increase in the number of shares of Common Stock, or in the amount of voting securities, outstanding of at least 20%. If the approval of our stockholders is not required for the issuance of shares of Preferred Stock or Common

Stock, the Board of Directors may determine not to seek stockholder approval. Although the Board of Directors has no intention at the present time of doing so, it could issue a series or class of Preferred Stock that could, depending on the terms of such series or class, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of NCR. The Board of Directors, in so acting, could issue Preferred Stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the Board of Directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price of such stock.

DESCRIPTION OF SERIES A PREFERRED STOCK

The following is a summary of the material terms of the Series A Preferred Stock. For a more complete description you should refer to the actual terms of the Series A Preferred Stock and the Articles Supplementary (as defined herein). For purposes of this section titled “Description of Series A Preferred Stock,” unless otherwise defined, terms shall have the meaning as ascribed below in “—Definitions.”

General

On December 2, 2015, we filed Articles Supplementary with the SDAT classifying the Series A Preferred Stock (the “Articles Supplementary”) and establishing the designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of the shares of the Series A Preferred Stock. The Articles Supplementary became effective upon filing, and the terms of the Articles Supplementary were included as Exhibit A to the Charter. For purposes of this disclosure, references to the Articles Supplementary refer to the terms of the Series A Preferred Stock currently included in Exhibit A to the Charter.

Classification and Number of Shares

The shares of such series of Preferred Stock were classified as “Series A Convertible Preferred Stock.” The number of authorized shares constituting the Series A Preferred Stock is 2,909,975. That number from time to time may be increased or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by (a) further resolution duly adopted by the Board of Directors, or any duly authorized committee thereof, and (b) the filing of articles supplementary pursuant to the provisions of the MGCL stating that such increase or decrease, as applicable, has been so authorized. The number of authorized shares of Series A Preferred Stock shall be reduced upon certain events described below in “—Effect of Conversion—Status of Converted or Reacquired Shares” without further action by the Company or its Board of Directors.

Ranking

The Series A Preferred Stock ranks, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company:

(i) on a parity basis with each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks on a parity basis with the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Parity Stock”);

(ii) junior to each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Senior Stock”); and

(iii) senior to the Common Stock and each other class or series of Capital Stock of the Company now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Junior Stock”).

Dividends

Holders are entitled to receive dividends of the type and in the amount determined as set forth herein (such dividends, “Dividends”).

Accrual of Dividends

Dividends on each share of Series A Preferred Stock (i) accrue on a daily basis from and including the Issuance Date of such share, whether or not declared and whether or not the Company has assets legally available to make payment thereof, at a rate equal to the Dividend Rate as further specified below and (ii) are payable quarterly in arrears, if, as and when authorized by the Board of Directors, or any duly authorized committee thereof, and declared by the Company, to the extent not prohibited by law, on each Dividend Payment Date, commencing on the first Dividend Payment Date following the Issuance Date of such share. The amount of Dividends accruing with respect to any share of Series A Preferred Stock for any day is determined by dividing (x) the Implied Quarterly Dividend Amount as of such day by (y) the actual number of days in the Dividend Payment Period in which such day falls; provided that if during any Dividend Payment Period any Accrued Dividends in respect of one or more prior Dividend Payment Periods are paid, then after the date of such payment the amount of Dividends accruing with respect to any share of Series A Preferred Stock for any day will be determined by dividing (x) the Implied Quarterly Dividend Amount (recalculated to take into account such payment of Accrued Dividends) by (y) the actual number of days in such Dividend Payment Period. The amount of Dividends payable with respect to any share of Series A Preferred Stock for any Dividend Payment Period shall equal the sum of the daily Dividend amounts accrued with respect to such share during such Dividend Payment Period. For the avoidance of doubt, for any share of Series A Preferred Stock with an Issuance Date that is not a Dividend Payment Date, the amount of Dividends payable with respect to the initial Dividend Payment Period for such share shall equal the product of (A) the daily accrual determined as specified in the prior sentence, assuming a full Dividend Payment Period in accordance with the definition of such term, and (B) the number of days from and including such Issuance Date to but excluding the next Dividend Payment Date.

Payment of Dividends

(x) With respect to the first sixteen (16) Dividend Payment Dates, the Company will automatically issue, to the extent permitted by applicable law, as a dividend in kind, additional duly authorized, validly issued and fully paid and nonassessable shares of Series A Preferred Stock (any Dividend or portion of a Dividend paid in the manner provided in this clause, a “PIK Dividend”) having value (as determined in accordance with the immediately following sentence) equal to the amount of Accrued Dividends during such Dividend Payment Period and (y) with respect to any Dividend Payment Date occurring after the sixteenth (16th) Dividend Payment Date, the Company will pay, to the extent permitted by applicable law, in its sole discretion, Dividends (i) in cash (any Dividend or portion of a Dividend paid in cash, a “Cash Dividend”), if, as and when authorized by the Board of Directors, or any duly authorized committee thereof, and declared by the Company, (ii) as a PIK Dividend or (iii) through a combination of either of the foregoing; provided that (A) Cash Dividend payments shall be aggregated per Holder and shall be made to the nearest cent (with $.005 being rounded upward) and (B) if the Company pays a PIK Dividend, no fractional shares of Series A Preferred Stock shall be issued to any

Holder (after taking into account all shares of Series A Preferred Stock held by such Holder) and in lieu of any such fractional share, the Company shall pay to such Holder, at the Company’s option, either (1) an amount in cash equal to the applicable fraction of a share of Series A Preferred Stock multiplied by the Liquidation Preference per share of Series A Preferred Stock or (2) one additional whole share of Series A Preferred Stock. In the event that the Company pays a PIK Dividend, each share of Series A Preferred Stock paid in connection therewith shall have a deemed value for such purpose equal to the Liquidation Preference per share of Series A Preferred Stock, and the number of additional shares of Series A Preferred Stock issuable to Holders in connection with the payment of a PIK Dividend will be, with respect to each share of Series A Preferred Stock, and without limiting the proviso above concerning fractional shares, the number (or fraction) obtained from the quotient of (1) the amount of the applicable PIK Dividend per share of Series A Preferred Stock divided by (2) the Liquidation Preference per share of Series A Preferred Stock. Accrued Dividends in respect of any prior Dividend Payment Periods may be paid on any date (whether or not such date is a Dividend Payment Date) if, as and when authorized by the Board of Directors, or any duly authorized committee thereof as declared by the Company.

Arrearages

If the Company fails to declare and pay a full Dividend on the Series A Preferred Stock on any Dividend Payment Date, then any Dividends otherwise payable on such Dividend Payment Date on the Series A Preferred Stock shall continue to accrue and cumulate at a Dividend Rate of 8.0% per annum, payable quarterly in arrears on each Dividend Payment Date, for the period from and including the first Dividend Payment Date (or the Issuance Date, as applicable) upon which the Company fails to pay a full Dividend on the Series A Preferred Stock through but not including the latest of the day upon which the Company pays in accordance with the Articles Supplementary all Dividends on the Series A Preferred Stock that are then in arrears. Dividends shall accumulate from the most recent date through which Dividends shall have been paid, or, if no Dividends have been paid, from the Issuance Date.

Record Date

The record date for payment of Dividends that are declared and paid on any relevant Dividend Payment Date is the close of business on the first (1st) day of the calendar month which contains the relevant Dividend Payment Date (each, a “Dividend Record Date”), and the record date for payment of any Accrued Dividends that were not declared and paid on any relevant Dividend Payment Date will be the close of business on the date that is established by the Board of Directors, or a duly authorized committee thereof, as such, which will not be more than forty-five (45) days prior to the date on which such Dividends are paid (each, an “Accrued Dividend Record Date”), in each case whether or not such day is a Business Day.

Priority of Dividends

So long as any shares of Series A Preferred Stock remain outstanding, unless full dividends on all outstanding shares of Series A Preferred Stock have been declared and paid, including any accrued and unpaid dividends on the Series A Preferred Stock that are then in arrears, or have been or contemporaneously are declared and a sum sufficient for the payment of those dividends has been or is set aside for the benefit of the Holders, the Company may not declare any dividend on, or make any distributions relating to, Junior Stock or Parity Stock, or redeem, purchase, acquire (either directly or through any Subsidiary) or make a liquidation payment relating to, any Junior Stock or Parity Stock, other than:

(i) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of current or former employees, officers, directors or consultants;

(ii) purchases of Junior Stock through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock;

(iii) as a result of an exchange or conversion of any class or series of Parity Stock or Junior Stock for any other class or series of Parity Stock (in the case of Parity Stock) or Junior Stock (in the case of Parity Stock or Junior Stock);

(iv) purchases of fractional interests in shares of Parity Stock or Junior Stock pursuant to the conversion or exchange provisions of such Parity Stock or Junior Stock or the security being converted or exchanged;

(v) payment of any dividends in respect of Junior Stock where the dividend is in the form of the same stock or rights to purchase the same stock as that on which the dividend is being paid;

(vi) distributions of Junior Stock or rights to purchase Junior Stock;

(vii) any dividend in connection with the implementation of a shareholders’ rights or similar plan, or the redemption or repurchase of any rights under any such; or

(viii) purchases of shares of Common Stock by the Company in an amount not to exceed $1,000,000,000 to be consummated within 9 months following December 4, 2015.

Notwithstanding the foregoing, for so long as any shares of Series A Preferred Stock remain outstanding, if dividends are not declared and paid in full upon the shares of Series A Preferred Stock and any Parity Stock, all dividends declared upon shares of Series A Preferred Stock and any Parity Stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that all accrued and unpaid dividends as of the end of the most recent Dividend Payment Period per share of Series A Preferred Stock and accrued and unpaid dividends as of the end of the most recent dividend period per share of any Parity Stock bear to each other.

Subject to the foregoing provisions, dividends may be authorized by the Board of Directors, or any duly authorized committee thereof, and declared and paid by the Company, or any duly authorized committee thereof, on any Junior Stock and Parity Stock from time to time and the Holders will not be entitled to participate in those dividends (other than pursuant to the adjustments otherwise described below.

Conversion Following a Record Date

If the Conversion Date for any shares of Series A Preferred Stock is prior to the close of business on a Dividend Record Date or an Accrued Dividend Record Date, the Holder of such shares will not be entitled to any dividend in respect of such Dividend Record Date or Accrued Dividend Record Date, as applicable, other than through the inclusion of Accrued Dividends as of the Conversion Date in the calculation under “—Right of the Holders to Convert” or “—Mandatory Conversion by the Company,” as applicable. If the Conversion Date for any shares of Series A Preferred Stock is after the close of business on a Dividend Record Date or an Accrued Dividend Record Date but prior to the corresponding payment date for such dividend, the Holder of such shares as of such Dividend Record Date or Accrued Dividend Record Date, as applicable, shall be entitled to receive such dividend, notwithstanding the conversion of such shares prior to the applicable Dividend Payment Date; provided that the amount of such dividend shall not be included for the purpose of determining the amount of Accrued Dividends under “—Right of the Holders to Convert” or “—Mandatory Conversion by the Company,” as applicable, with respect to such Conversion Date.

Liquidation Rights

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock, and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per share of Series A Preferred Stock equal to the greater of (i) the sum of (A) the Liquidation Preference plus (B) the Accrued Dividends with respect to such share of Series A Preferred Stock as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (ii) the amount such Holders would have received had such Holders, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted such shares of Series A Preferred Stock into Common Stock (pursuant to “—Right of the Holders to Convert” without regard to any of the limitations on convertibility contained therein). Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided in the Articles Supplementary and will have no right or claim to any of the Company’s remaining assets.

Partial Payment

If in connection with any distribution described in “—Liquidation Rights—Liquidation” above, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid to all Holders and the liquidating distributions payable to all holders of any Parity Stock, the amounts distributed to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

Merger, Consolidation and Sale of Assets Not Liquidation

The sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

Right of the Holders to Convert

Each Holder has the right, at such Holder’s option, subject to the conversion procedures set forth in the Articles Supplementary, to convert each share of such Holder’s Series A Preferred Stock at any time into (i) the number of shares of Common Stock equal to the quotient of (A) the sum of the Liquidation Preference and the Accrued Dividends with respect to such share of Series A Preferred Stock as of the applicable Conversion Date divided by (B) the Conversion Price as of the applicable Conversion Date plus (ii) cash in lieu of fractional shares as set forth in “—Anti-Dilution Adjustments—Fractional Shares.” The right of conversion may be exercised as to all or any portion of such Holder’s Series A Preferred Stock from time to time; provided that, in each case, no right of conversion may be exercised by a Holder in respect of fewer than 1,000 shares of Series A Preferred Stock (unless such conversion relates to all shares of Series A Preferred Stock held by such Holder).

The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all the shares of Series A Preferred Stock then outstanding. Any shares of Common Stock issued upon conversion of Series A Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable.

Mandatory Conversion by the Company

If, at any time, the VWAP per share of Common Stock is greater than the Mandatory Conversion Price for at least thirty (30) Trading Days in any period of forty-five (45) consecutive Trading Days, the Company may elect to convert (a “Mandatory Conversion”) all, but not less than all, of the outstanding shares of Series A Preferred Stock into shares of Common Stock (the date selected by the Company for any Mandatory Conversion, the “Mandatory Conversion Date”). In the case of a Mandatory Conversion, each share of Series A Preferred Stock then outstanding shall be converted into (i) the number of shares of Common Stock equal to the quotient of (A) the sum of the Liquidation Preference and the Accrued Dividends with respect to such share of Series A Preferred Stock as of the Mandatory Conversion Date divided by (B) the Conversion Price of such share in effect as of the Mandatory Conversion Date plus (ii) cash in lieu of fractional shares as set forth in “—Anti-Dilution Adjustments—Fractional Shares.”

Effect of Conversion

Effect of Conversion

Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series A Preferred Stock, Dividends shall no longer accrue or be declared on any such shares of Series A Preferred Stock, and such shares of Series A Preferred Stock shall cease to be outstanding.

Record Holder of Underlying Securities as of Conversion Date

The Person or Persons entitled to receive the Common Stock and, to the extent applicable, cash, securities or other property issuable upon conversion of Series A Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or cash, securities or other property as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and compliance by the applicable Holder with the relevant procedures set forth in the Articles Supplementary (and in any event no later than three (3) Trading Days thereafter), the Company shall issue the number of whole shares of Common Stock issuable upon conversion (and deliver payment of cash in lieu of fractional shares as set forth in “—Anti-Dilution Adjustments—Fractional Shares”) and, to the extent applicable, any cash, securities or other property issuable thereon. Such delivery of shares of Common Stock, securities or other property shall be made, at the option of the Company, in certificated form or by book-entry. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis or by mailing certificates evidencing the shares to the Holders at their respective addresses as set forth in the Conversion Notice (in the case of an elective conversion) or in the records of the Company (in the case of a Mandatory Conversion). In the event that a Holder shall not by written notice designate the name in which shares of Common Stock (and payments of cash in lieu of fractional shares) and, to the extent applicable, cash, securities or other property to be delivered upon conversion of shares of Series A Preferred Stock should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Company shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

Status of Converted or Reacquired Shares

Shares of Series A Preferred Stock converted in accordance with the Articles Supplementary, or otherwise acquired by the Company in any manner whatsoever, shall return to the status of and constitute authorized but unissued shares of Preferred Stock, without classification as to series until such shares are once more classified as a particular series by the Board of Directors pursuant to the provisions of the Charter.

Change of Control

Repurchase at the Option of the Holder

Upon the occurrence of a Change of Control, each Holder of outstanding shares of Series A Preferred Stock shall have the option to require the Company to purchase (a “Change of Control Put”) any or all of its shares of Series A Preferred Stock at a purchase price per share of Series A Preferred Stock, payable in cash (in the case of clause (i) or the applicable consideration (in the case of clause (ii)), equal to the greater of (i) the Liquidation Preference of such share of Series A Preferred Stock plus the Accrued Dividends in respect of such share of Series A Preferred Stock, in each case as of the applicable Change of Control Purchase Date and (ii) the amount of cash and/or other assets such Holder would have received had such Holder, immediately prior to such Change of Control, converted such share of Series A Preferred Stock into Common Stock (pursuant to such Holder’s conversion rights without regard to any of the limitations on convertibility) (the “Change of Control Purchase Price”); provided that, in each case (but, for purposes of clarity, not in the event where such holder actually converts its shares of Series A Preferred Stock into Common Stock), the Company shall only be required to pay the Change of Control Purchase Price after (i) the Satisfaction of the Indebtedness Obligations and to the extent permitted by the Specified Contract Terms and (ii) to the extent such purchase can be made out of funds legally available therefor.

Treatment of Shares

If a Holder does not elect to effect a Change of Control Put with respect to all of its shares of Series A Preferred Stock, the shares of Series A Preferred Stock held by it and not surrendered for purchase by the Company will remain outstanding until otherwise subsequently converted, redeemed, reclassified or canceled in accordance with the terms of the Articles Supplementary. From and after the Change of Control Purchase Date with respect to any share of Series A Preferred Stock for which a Holder elected to effect a Change of Control Put and that the Company has repurchased in accordance with the provisions of the Articles Supplementary, (i) Dividends shall cease to accrue on such share, (ii) such share shall no longer be deemed outstanding and (iii) all rights with respect to such share shall cease and terminate. For the avoidance of doubt, notwithstanding anything contained in the Articles Supplementary to the contrary, until a share of Series A Preferred Stock is purchased by the payment in full of the applicable Change of Control Purchase Price, such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided in the Articles Supplementary, including that such share (x) may be converted pursuant to the Holder’s conversion rights and, if not so converted, (y) shall (A) accrue Dividends and (B) entitle the Holder thereof to the voting rights provided in the Articles Supplementary; provided that any such shares that are converted prior to or on the Change of Control Purchase Date in accordance with the Articles Supplementary shall not be entitled to receive any payment of the Change of Control Purchase Price.

Redemption by the Company

In the case of a Change of Control (other than pursuant to clause (ii)(c) of the definition of such term) (provided that for purposes of this “—Change of Control—Redemption by the Company,” the references to “a majority” in the definition of Change of Control shall be deemed to be references to “80%”), any shares of Series A Preferred Stock as to which a Change of Control Put was not exercised may be redeemed, at the option of the Company (or its successor or the acquiring or surviving Person in such Change of Control), upon not less than thirty (30) nor more than sixty (60) days’ notice, which notice must be received by the affected Holders within thirty (30) days of the Change of Control Put Deadline, at a redemption price per share, payable in cash (in the case of clause (i)) or the applicable consideration (in the case of clause (ii)), equal to the greater of (i) (x) the Liquidation Preference as of the date of redemption plus (y) Accrued Dividends as of the date of redemption, plus (z) if the applicable redemption date is prior to the fifth anniversary of the first Dividend Payment Date, the amount equal to the net present value (computed using a discount rate of 10%) of the sum of all Dividends that would otherwise be payable on such share of Series A Preferred Stock on and after the applicable redemption date to and including the fifth anniversary of the first Dividend Payment Date and assuming the Company chose to pay such Dividends in cash and (ii) the amount of cash and/or other assets a Holder would have received had such Holder, immediately prior to such Change of Control, converted such share of Series A Preferred Stock into Common Stock (pursuant to such Holder’s conversion rights without regard to any of the limitations on convertibility). Unless the Company (or its successor or the acquiring or surviving Person in such Change of Control) defaults in making the redemption payment on the applicable redemption date, on and after the redemption date, (A) Dividends shall cease to accrue on the shares of Series A Preferred Stock so called for redemption, (B) all shares of Series A Preferred Stock called for redemption shall no longer be deemed outstanding and (C) all rights with respect to such shares of Series A Preferred Stock shall on such redemption date cease and terminate, except only the right of the Holders thereof to receive the amount payable in such redemption.

Specified Contract Terms

If the Company (A) shall not have sufficient funds legally available under the MGCL to purchase all shares of Series A Preferred Stock that Holders have requested to be purchased under the Articles Supplementary (the “Required Number of Shares”) or (B) will be in violation of Specified Contract Terms if it purchases the Required Number of Shares, the Company shall (i) purchase, pro rata among the Holders that have requested their shares be purchased pursuant to the Articles Supplementary, a number of shares of Series A Preferred Stock with an aggregate Change of Control Purchase Price equal to the lesser of (1) the amount legally available for the purchase of shares of Series A Preferred Stock under the MGCL and (2) the largest amount that can be used for such purchase not prohibited by Specified Contract Terms and (ii) purchase any shares of Series A Preferred Stock not purchased because of the foregoing limitations at the applicable Change of Control Purchase Price as soon as practicable after the Company is able to make such purchase out of assets legally available for the purchase of such share of Series A Preferred Stock and without violation of Specified Contract Terms. The inability of the Company (or its successor) to make a purchase payment for any reason shall not relieve the Company (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law and Specified Contract Terms. If the Company fails to pay the Change of Control Purchase Price in full when due in respect of some or all of the shares or Series A Preferred Shares to be repurchased pursuant to the Change of Control Put, the Company will pay Dividends on such shares not repurchased at a Dividend Rate equal to 8.0% per annum, accruing daily from such date until the Change of Control Purchase Price, plus all Accrued Dividends thereon, are paid in full in respect of such shares of Series A Preferred Stock. Notwithstanding the foregoing, in the event a Holder elects to exercise a Change of Control Put at a time when the Company is restricted or prohibited (contractually or otherwise) from redeeming some or all of the Series A Preferred Stock subject to the Change of Control Put, the Company will use its commercially reasonable efforts to obtain the requisite consents to remove or obtain an exception or waiver to such restrictions or prohibition.

Change of Control Agreements

The Company may not enter into any agreement for a transaction constituting a Change of Control unless (i) such agreement provides for or does not interfere with or prevent (as applicable) the exercise by the Holders of their Change of Control Put, and (ii) the acquiring or surviving Person in such Change of Control represents or covenants, in form and substance reasonably satisfactory to the Board of Directors acting in good faith, that at the closing of such Change of Control that such Person shall have sufficient funds (which may include, without limitation, cash and cash equivalents on the Company’s balance sheet, the proceeds of any debt or equity financing, available lines of credit or uncalled capital commitments) to consummate such Change of Control and effect the Satisfaction of the Indebtedness Obligations and the payment of the Change of Control Put Price in respect of shares of Series A Preferred Stock that have not been converted into Common Stock prior to the Change of Control Effective Date.

Redemption at the Option of the Holder

On each Designated Redemption Date, each Holder of shares of Series A Preferred Stock shall have the right (a “Redemption Right”) to require the Company to redeem any or all of the shares of Series A Preferred Stock of such Holder outstanding on such Designated Redemption Date, in each case to the extent not prohibited by law, at a redemption price, in cash, equal to the sum of (i) the Liquidation Preference of the shares of Series A Preferred Stock to be redeemed plus (ii) the Accrued Dividends with respect to such shares of Series A Preferred Stock as of the applicable Redemption Date (such price, the “Redemption Price”).

If a Holder does not elect to exercise its Redemption Right with respect to all of its shares of Series A Preferred Stock, the shares of Series A Preferred Stock held by it and not surrendered for redemption by the Company will remain outstanding until otherwise subsequently converted, redeemed, reclassified or canceled. From and after the Redemption Date with respect to any share of Series A Preferred Stock for which a Holder elected to effect a Redemption Right and the Company has redeemed, (i) Dividends shall cease to accrue on such share, (ii) such share shall no longer be deemed outstanding and (iii) all rights with respect to such share shall cease and terminate. For the avoidance of doubt, notwithstanding anything contained in the Articles Supplementary to the contrary, until a share of Series A Preferred Stock is redeemed by the payment in cash in full of the applicable Redemption Price, such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided in the Articles Supplementary.

In the event that a Redemption Right is exercised with respect to shares of Series A Preferred Stock representing less than all the shares of Series A Preferred Stock held by a Holder, upon such redemption, the Company shall execute and the Transfer Agent shall countersign and deliver to such Holder, at the expense of the Company, a certificate representing the shares of Series A Preferred Stock held by the Holder as to which a Redemption Right was not exercised (or book-entry interests representing such shares).

If the Company shall not have sufficient funds legally available under the MGCL to redeem, as of any Designated Redemption Date, all shares of Series A Preferred Stock with respect to which Holders have exercised a Redemption Right, the Company shall redeem on such Designated Redemption Date, pro rata among the Holders that have exercised their Redemption Right, a number of shares of Series A Preferred Stock with an aggregate Redemption Price equal to the amount legally available for the redemption of shares of Series A Preferred Stock under the MGCL on such Designated Redemption Date. At such time, as soon as practicable thereafter, that the Company has sufficient funds legally available under the MGCL to redeem such shares of Series A Preferred Stock not redeemed because of the foregoing limitation at the applicable Redemption Price, the Company shall provide notice to the Holders of the availability of such funds and the Holders at that time may elect to invoke their Redemption Right. In addition, if the Company does not make the redemption payment as of any Designated Redemption Date relating to all of the shares of Series A Preferred Stock with respect to which Holders have exercised a Redemption Right, the Company will pay Dividends on such shares not redeemed at a Dividend Rate equal to 8.0% per annum, accruing daily from the Designated Redemption Date until the Redemption Price, plus all Accrued Dividends thereon, are paid in full in respect of such shares of Series A Preferred Stock. The inability of the Company to make a redemption payment for any reason shall not relieve the Company from its obligation to effect any required redemption when, as and if permitted by applicable law.

Anti-Dilution Adjustments

Adjustments

The Conversion Rate is subject to adjustment, without duplication, upon the occurrence of the following events, except that the Company shall not make any adjustment to the Conversion Rate if Holders of the Series A Preferred Stock participate, at the same time and upon the same terms as holders of Common Stock and solely as a result of holding shares of Series A Preferred Stock, in any transaction described in the anti-dilution provisions of the Articles Supplementary, without having to convert their Series A Preferred Stock, as if they held a number of shares of Common Stock equal to the Conversion Rate multiplied by the number of shares of Series A Preferred Stock held by such Holders:

(i) The issuance of Common Stock as a dividend or distribution to all or substantially all holders of Common Stock, or a subdivision or combination of Common Stock or a reclassification of Common Stock into a greater or lesser number of shares of Common Stock, in which event the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x (OS1 / OS0)

CR0 = the Conversion Rate in effect immediately prior to the close of business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification

CR1 = the new Conversion Rate in effect immediately after the close of business on (i) the Record Date for such dividend or distribution, or (ii) the effective date of such subdivision, combination or reclassification

OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on (i) the Record Date for such dividend or distribution or (ii) the effective date of such subdivision, combination or reclassification

OS1 = the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, the completion of such event

Any adjustment made pursuant to clause (i) above shall be effective immediately after the close of business on the Record Date for such dividend or distribution, or the effective date of such subdivision, combination or reclassification. If any such event is announced or declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors announces that such event shall not occur, to the Conversion Rate that would then be in effect if such event had not been declared.

(ii) The dividend, distribution or other issuance to all or substantially all holders of Common Stock of rights (other than rights, options or warrants distributed in connection with a stockholder rights plan (in which event the provisions of clause (vii) below shall apply), options or warrants entitling them to subscribe for or purchase shares of Common Stock for a period expiring forty-five (45) days or less from the date of issuance thereof, at a price per share that is less than the Current Market Price as of the Record Date for such issuance, in which event the Conversion Rate will be increased based on the following formula:

CR1 = CR0 x [(OS0+X))] / (OS0+Y)

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend, distribution or issuance

CR1 = the new Conversion Rate in effect immediately following the close of business on the Record Date for such dividend, distribution or issuance

OS0 = the number of shares of Common Stock outstanding immediately prior to the close of business on the Record Date for such dividend, distribution or issuance

X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Current Market Price as of the Record Date for such dividend, distribution or issuance

For purposes of clause (ii) above, in determining whether any rights, options or warrants entitle the holders to purchase the Common Stock at a price per share that is less than the Current Market Price as of the Record

Date for such dividend, distribution or issuance, there shall be taken into account any consideration the Company receives for such rights, options or warrants, and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be the Fair Market Value thereof.

Any adjustment made pursuant to clause (ii) above shall become effective immediately following the close of business on the Record Date for such dividend, distribution or issuance. In the event that such rights, options or warrants are not so issued, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights, options or warrants, to the Conversion Rate that would then be in effect if such dividend, distribution or issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the dividend, distribution or issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.

(iii) The Company or one or more of its Subsidiaries purchases Common Stock pursuant to a tender offer or exchange offer (other than an exchange offer that constitutes a Distribution Transaction subject to clause (v) below) by the Company or a Subsidiary of the Company for all or any portion of the Common Stock, or otherwise acquires Common Stock (except in an open market purchase in compliance with Rule 10b-18 promulgated under the Exchange Act or through an “accelerated share repurchase” on customary terms) (a “Covered Repurchase”), if the cash and value of any other consideration included in the payment per share of Common Stock validly tendered, exchanged or otherwise acquired through a Covered Repurchase exceeds the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the last day on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended) or shares of Common Stock are otherwise acquired through a Covered Repurchase (the “Expiration Date”), in which event the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x [(FMV + (SP1 x OS1))] / (SP1 x OS0)

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Expiration Date

CR1 = the new Conversion Rate in effect immediately after the close of business on the Expiration Date

FMV = the Fair Market Value, on the Expiration Date, of all cash and any other consideration paid or payable for all shares validly tendered or exchanged and not withdrawn, or otherwise acquired through a Covered Repurchase, as of the Expiration Date

OS0 = the number of shares of Common Stock outstanding immediately prior to the last time tenders or exchanges may be made pursuant to such tender or exchange offer (including the shares to be purchased in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase

OS1 = the number of shares of Common Stock outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender or exchange offer (after giving effect to the purchase of shares in such tender or exchange offer) or shares are otherwise acquired through a Covered Repurchase

SP1 = the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the Trading Day next succeeding the Expiration Date

Such adjustment shall become effective immediately after the close of business on the Expiration Date. If an adjustment to the Conversion Rate is required, delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of a required adjustment shall be delayed to the extent necessary in order to complete the calculations.

In the event that the Company or any of its Subsidiaries is obligated to purchase Common Stock pursuant to any such tender offer, exchange offer or other commitment to acquire shares of Common Stock through a Covered Repurchase but is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be readjusted to be the Conversion Rate that would have been then in effect if such tender offer, exchange offer or Covered Repurchase had not been made.

Notwithstanding anything to the contrary set forth in the Articles Supplementary, no adjustment to the Conversion Rate shall be made as a result of purchases of shares of Common Stock by the Company in an amount not to exceed $1,000,000,000 to be consummated within nine months following December 4, 2015.

(iv) The Company shall, by dividend or otherwise, distribute to all or substantially all holders of its Common Stock (other than for cash in lieu of fractional shares), shares of any class of its Capital Stock, evidences of its indebtedness, assets, other property or securities, but excluding (A) dividends or distributions referred to in clause (i) or clause (ii) above, (B) Distribution Transactions as to which clause (v) below shall apply, (C) dividends or distributions paid exclusively in cash as to which clause (vi) below shall apply and (D) rights, options or warrants distributed in connection with a stockholder rights plan as to which clause (vii) below shall apply (any of such shares of its Capital Stock, indebtedness, assets or property that are not so excluded are hereinafter called the “Distributed Property”), then, in each such case the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x [SP0 / (SP0 - FMV)]

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution

CR1 = the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution

SP0 = the Current Market Price as of the Record Date for such dividend or distribution

FMV = the Fair Market Value of the portion of Distributed Property distributed with respect to each outstanding share of Common Stock on the Record Date for such dividend or distribution; provided that, if FMV is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall distribute to each holder of Series A Preferred Stock on the date the applicable Distributed Property is distributed to holders of Common Stock, but without requiring such holder to convert its shares of Series A Preferred Stock, in respect of each share of Series A Preferred Stock held by such holder, the amount of Distributed Property such holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such dividend or distribution

Any adjustment made pursuant to clause (iv) above shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any such dividend or distribution is declared but does not occur, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors announces that such dividend or distribution shall not occur, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(v) The Company effects a Distribution Transaction, in which case the Conversion Rate in effect immediately prior to the effective date of the Distribution Transaction shall be adjusted based on the following formula:

CR1 = CR0 x [(FMV + MP0) / MP0]

CR0 = the Conversion Rate in effect immediately prior to the close of business on the effective date of the Distribution Transaction

CR1 = the new Conversion Rate in effect immediately after the close of business on the effective date of the Distribution Transaction

FMV = the arithmetic average of the volume-weighted average prices for a share of the capital stock or other interest distributed to holders of Common Stock on the principal United States securities exchange or automated quotation system on which such capital stock or other interest trades, as reported by Bloomberg (or, if Bloomberg ceases to publish such price, any successor service chosen by the Company) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of such capital stock or other interest on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company), for each of the ten consecutive full Trading Days commencing with, and including, the effective date of the Distribution Transaction

MP0 = the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days commencing on, and including, the effective date of the Distribution Transaction

Such adjustment shall become effective immediately following the close of business on the effective date of the Distribution Transaction. If an adjustment to the Conversion Rate is required, delivery of any additional shares of Common Stock that may be deliverable upon conversion as a result of a required adjustment shall be delayed to the extent necessary in order to complete the calculations.

(vi) The Company makes a cash dividend or distribution to all or substantially all holders of the Common Stock, the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x [SP0 / (SP0 - C)]

CR0 = the Conversion Rate in effect immediately prior to the close of business on the Record Date for such dividend or distribution

CR1 = the new Conversion Rate in effect immediately after the close of business on the Record Date for such dividend or distribution

SP0 = the Current Market Price as of the Record Date for such dividend or distribution

C = the amount in cash per share of Common Stock the Company distributes to all or substantially all holders of its Common Stock; provided that, if C is equal or greater than SP0, then in lieu of the foregoing adjustment, the Company shall pay to each holder of Series A Preferred Stock on the date the applicable cash dividend or distribution is made to holders of Common Stock, but without requiring such holder to convert its shares of Series A Preferred Stock, in respect of each share of Series A Preferred Stock held by such holder, the amount of cash such holder would have received had such holder owned a number of shares of Common Stock equal to the Conversion Rate on the Record Date for such dividend or distribution

Any adjustment made pursuant to clause (vi) above shall be effective immediately after the close of business on the Record Date for such dividend or distribution. If any dividend or distribution is declared but not paid, the Conversion Rate shall be readjusted, effective as of the date the Board of Directors announces that such dividend or distribution will not be paid, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(vii) If the Company has a stockholder rights plan in effect with respect to the Common Stock on any Conversion Date, upon conversion of any shares of the Series A Preferred Stock, Holders of such shares will receive, in addition to the applicable number of shares of Common Stock, the rights under such rights plan relating to such Common Stock, unless, prior to such Conversion Date, the rights have (i) become exercisable or (ii) separated from the shares of Common Stock (the first of such events to occur, a “Trigger Event”), in which case, the Conversion Rate will be adjusted, effective automatically at the time of such Trigger Event, as if the Company had made a distribution of such rights to all holders of the Company Common Stock as described in clause (ii) above (without giving effect to the forty-five (45) day limit on the exercisability of rights, options or warrants ordinarily subject to clause (ii) above), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof. Notwithstanding the foregoing, to the extent any such stockholder rights are exchanged by the Company for shares of Common Stock or other property or securities, the Conversion Rate shall be appropriately readjusted as if such stockholder rights had not been issued, but the Company had instead issued such shares of Common Stock or other property or securities as a dividend or distribution of shares of Common Stock pursuant to clause (i) above or clause (iv) above, as applicable.

To the extent that such rights are not exercised prior to their expiration, termination or redemption, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the occurrence of the Trigger Event been made on the basis of the issuance of, and the receipt of the exercise price with respect to, only the number of shares of Common Stock actually issued pursuant to such rights.

No adjustment shall be required to be made to the Conversion Rate with respect to any Holder which is, or is an “affiliate” or “associate” of, an “acquiring person” under such stockholder rights plan or with respect to any direct or indirect transferee of such Holder who receives Series A Preferred Stock in such transfer after the time such Holder becomes, or its affiliate or associate becomes, such an “acquiring person.”

Calculation of Adjustments

All adjustments to the Conversion Rate shall be calculated by the Company to the nearest 1/10,000th of one share of Common Stock (or if there is not a nearest 1/10,000th of a share, to the next lower 1/10,000th of a share). No adjustment to the Conversion Rate will be required unless such adjustment would require an increase or decrease of at least one percent of the Conversion Rate; provided, however, that any such adjustment that is not required to be made will be carried forward and taken into account in any subsequent adjustment; provided, further that any such adjustment of less than one percent that has not been made will be made upon any Conversion Date.

When No Adjustment Required

Except as specifically provided in the Articles Supplementary, the Conversion Rate will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock or carrying the right to purchase any of the foregoing, or for the repurchase of Common Stock.

Except as otherwise provided in the Articles Supplementary, the Conversion Rate will not be adjusted as a result of the issuance of, the distribution of separate certificates representing, the exercise or redemption of, or the termination or invalidation of, rights pursuant to any stockholder rights plans. No adjustment to the Conversion Rate will be made:

(a) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of the Company and the investment of additional optional amounts in Common Stock under any plan in which purchases are made at market prices on the date or dates of purchase, without discount, and whether or not the Company bears the ordinary costs of administration and operation of the plan, including brokerage commissions;

(b) upon the issuance of any shares of Common Stock or options or rights to purchase such shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of its Subsidiaries or of any employee agreements or arrangements or programs;

(c) upon the issuance of any shares of Common Stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security; or

(d) for a change in the par value of the Common Stock.

Successive Adjustments

After an adjustment to the Conversion Rate, any subsequent event requiring an adjustment shall cause an adjustment to each such Conversion Rate as so adjusted.

Multiple Adjustments

For the avoidance of doubt, if an event occurs that would trigger an adjustment to the Conversion Rate under more than one of the foregoing provisions, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments; provided, however, that if more than one provision is applicable to a single event, the provision shall be applied that produces the largest adjustment.

Fractional Shares

No fractional shares of Common Stock will be delivered to the Holders upon conversion. In lieu of fractional shares otherwise issuable, the Holders will be entitled to receive, at the Company’s sole discretion, either (i) an amount in cash equal to the fraction of a share of Common Stock multiplied by the Closing Price of the Common Stock on the Trading Day immediately preceding the applicable Conversion Date or (ii) one additional whole share of Common Stock. In order to determine whether the number of shares of Common Stock to be delivered to a Holder upon the conversion of such Holder’s shares of Series A Preferred Stock will include a fractional share, such determination shall be based on the aggregate number of shares of Series A Preferred Stock of such Holder that are being converted on any single Conversion Date.

Adjustment for Reorganization Events

Reorganization Events

In the event of:

(i) any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the Common Stock (but not the Series A Preferred Stock) is changed or converted into, or exchanged for, cash, securities or other property of the Company or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or a majority of the property and assets of the Company, in each case pursuant to which the Common Stock (but not the Series A Preferred Stock) is converted into cash, securities or other property; or

(iii) any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock (but not the Series A Preferred Stock) into other securities;

(each of which is referred to as a “Reorganization Event”), each share of Series A Preferred Stock outstanding immediately prior to such Reorganization Event will, without the consent of the Holders and subject to “—Adjustment for Reorganization Events—Reorganization Event Agreements,” remain outstanding but shall become convertible into, out of funds legally available therefor, the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distribution on such Exchange Property which have a record date that is prior to the applicable Conversion Date) that the Holder of such share of Series A Preferred Stock would have received in such Reorganization Event had such Holder converted its shares of Series A Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Rate applicable immediately prior to the effective date of the Reorganization Event and the

Liquidation Preference applicable at the time of such subsequent conversion; provided that the foregoing shall not apply if such Holder is a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Common Stock held by such Persons. If the kind or amount of securities, cash and other property receivable upon such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), the kind and amount of securities, cash and other property receivable upon conversion following such Reorganization Event will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock.

Successive Reorganization Events

The provisions described above shall similarly apply to successive Reorganization Events and the provisions of “—Anti-Dilution Adjustments” shall apply to any shares of Capital Stock received by the holders of the Common Stock in any Reorganization Event.

Reorganization Event Agreements

The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series A Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to the provisions herein, and (ii) to the extent that the Company is not the surviving corporation in such Reorganization Event or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

Voting Rights

General

Except as described below, Holders of shares of Series A Preferred Stock are entitled to vote as a single class with the holders of the Common Stock and the holders of any other class or series of Capital Stock of the Company then entitled to vote with the Common Stock on all matters submitted to a vote of the holders of Common Stock (and, if applicable, holders of any other class or series of Capital Stock of the Company). Each Holder is entitled to the number of votes equal to the largest number of whole shares of Common Stock into which all shares of Series A Preferred Stock held of record by such Holder could then be converted at the record date for the determination of stockholders entitled to vote or consent on such matters or, if no such record date is established, at the date such vote or consent is taken or any written consent of stockholders is first executed. The Holders shall be entitled to notice of any meeting of holders of Common Stock in accordance with the Bylaws of the Company.

Adverse Changes

The vote or consent of the Holders of at least a majority of the shares of Series A Preferred Stock outstanding at such time, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating any of the following actions, whether or not such approval is required pursuant to the MGCL:

(i) any amendment, alteration or repeal (whether by merger, consolidation or otherwise) of any provision of the Charter (including the Articles Supplementary) or Bylaws that would have an adverse effect on the rights, preferences, privileges or voting power of the Series A Preferred Stock or the Holder thereof; and

(ii) any amendment or alteration (whether by merger, consolidation or otherwise) of, or any supplement (whether by articles supplementary or otherwise) to, the Charter or any provision thereof, or any other action to authorize, create or classify, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, or issue, any Parity Stock or Senior Stock or any other class or series of Capital Stock of the Company ranking senior to, or on a parity basis with, the Series A Preferred Stock as to dividend rights or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;

provided, however, (A) that, with respect to the occurrence of any of the events set forth in clause (i) above, so long as (1) the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, or (2) the holders of the Series A Preferred Stock receive equity securities with rights, preferences, privileges and voting power substantially the same as those of the Series A Preferred Stock, then the occurrence of such event shall not be deemed to adversely affect such rights, preferences, privileges or voting power of the Series A Preferred Stock, and in such case such holders shall not have any voting rights with respect to the occurrence of any of the events set forth in clause (i) above and (B) that the authorization, creation or classification of, or the increase in the number of authorized or issued shares of, or any securities convertible into shares of, or the reclassification of any security (other than the Series A Preferred Stock) into, or the issuance of, Junior Stock will not require the vote the holders of the Series A Preferred Stock.

Each Holder of Series A Preferred Stock will have one vote per share on any matter on which Holders of Series A Preferred Stock are entitled to vote separately as a class, whether at a meeting or by written consent.

The vote or consent of the Holders of a majority of the shares of Series A Preferred Stock outstanding at such time, voting together as a single class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be sufficient to waive or amend the change of control provisions of the Articles Supplementary, and any amendment or waiver of any of the change of control provisions approved by such percentage of the Holders shall be binding on all of the Holders.

Election of Directors

Provided that the Fall-Away of Purchaser Board Rights has not occurred, at each annual meeting of the Company’s stockholders at which the Company has agreed to nominate one or more Purchaser Designee for election to the Board of Directors pursuant to and in accordance with the Investment Agreement, the Holders of a majority of the then outstanding shares of Series A Preferred Stock shall have the exclusive right, voting separately as a class, to elect such Purchaser Designee(s) to the Board of Directors, irrespective of whether the Company has nominated such Purchaser Designee(s).

Appraisal Rights; Preemptive Rights

Holders of the Series A Preferred Stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors and upon such terms and conditions as specified by the Board of Directors, shall determine that such rights apply, with respect to the Series A Preferred Stock, to one or more transactions occurring after the date of such determination in connection with which Holders would otherwise be entitled to exercise such rights. Except for the right to participate in any issuance of new equity securities by the Company, as set forth in the Investment Agreement, the Holders shall not have any preemptive rights.

Term

Except as expressly provided in the Articles Supplementary, the shares of Series A Preferred Stock shall not be redeemable or otherwise mature and the term of the Series A Preferred Stock shall be perpetual.

Creation and Issuance of Capital Stock

Subject to voting rights described above, the Board of Directors, or any duly authorized committee thereof, without the vote of the Holders, may authorize and issue additional shares of Capital Stock of the Company.

No Sinking Fund

Shares of Series A Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

Taxes

Transfer Taxes

The Company shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Company shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock, shares of Common Stock or other securities to a beneficial owner other than the beneficial owner of the Series A Preferred Stock immediately prior to such conversion, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid or is not payable.

Withholding

All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock (and on the shares of Common Stock received upon their conversion) shall be subject to withholding and backup withholding of taxes to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by the Holders.

Definitions

As used with respect to Series A Preferred Stock:

“50% Beneficial Ownership Requirement” has the meaning set forth in the Investment Agreement.

“Accrued Dividends” means, as of any date, with respect to any share of Series A Preferred Stock, all Dividends that have accrued on such share, whether or not declared, but that have not, as of such date, been paid.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, (i) that the Company and its Subsidiaries shall not be deemed to be Affiliates of any Purchaser Party or any of its Affiliates, (ii) portfolio companies in which any Purchaser Party or any of its Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of such Purchaser Party and (iii) the Excluded Blackstone Parties shall not be deemed to be Affiliates of any Purchaser Party, the Company or any of the Company’s Subsidiaries. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Base Amount” means, with respect to any share of Series A Preferred Stock, as of any date of determination, the sum of (a) the Liquidation Preference and (b) the Base Amount Accrued Dividends with respect to such share as of such date.

“Base Amount Accrued Dividends” means, with respect to any share of Series A Preferred Stock, as of any date of determination, (a) if a Dividend Payment Date has occurred since the issuance of such share, the Accrued Dividends with respect to such share as of the Dividend Payment Date immediately preceding such date of determination (taking into account the payment of Dividends, if any, on or with respect to such Dividend Payment Date) or (b) if no Dividend Payment Date has occurred since the issuance of such share, zero.

Any Person shall be deemed to “beneficially own,” to have “beneficial ownership” of, or to be “beneficially owning” any securities (which securities shall also be deemed “beneficially owned” by such Person) that such Person is deemed to “beneficially own” within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act; provided that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable within sixty (60) days or thereafter (including assuming conversion of all Series A Preferred Stock, if any, owned by such Person to Common Stock).

“Business Day” means any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Change of Control” means (i) prior to the earlier of the (x) Initial Redemption Date or (y) the date that is 91 days after the date of repayment, defeasance, satisfaction, cancellation, termination or other permanent discharge in full of the Credit Agreement and the Indentures (the “Relevant Change of Control Date”), the occurrence of one of the following:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, other than as a result of a transaction in which (1) the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction are substantially the same as the holders of securities that represent a majority of the Voting Stock of the surviving Person or its Parent Entity immediately after such transaction and (2) the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own directly or indirectly Voting Stock of the surviving Person or its Parent Entity in substantially the same proportion to each other as immediately prior to such transaction; or

(b) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person, other than a transaction following which (1) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction, and (2) in the case of a sale of all or substantially all of the assets of the Company, other than to a Subsidiary or a Person that becomes a Subsidiary of the Company, or

(ii) on or after the Relevant Change of Control Date, the occurrence of one of the following:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, other than as a result of a transaction in which (1) the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction are substantially the same as the holders of securities that represent a majority of the Voting Stock of the surviving Person or its Parent Entity immediately following such transaction and (2) the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own directly or indirectly Voting Stock of the surviving Person or its Parent Entity in substantially the same proportion to each other as immediately prior to such transaction;

(b) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale, transfer or lease of all or substantially all the assets of the Company (determined on a consolidated basis), whether in a single transaction or a series of transactions, to another Person, or any recapitalization, reclassification or other transaction in which all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property, other than a transaction following which (1) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction, and (2) in the case of a sale, transfer or lease of all or substantially all of the assets of the Company, other than to a Subsidiary or a Person that becomes a Subsidiary of the Company; or

(c) any transaction or series of transactions by which the Company or any successor or Parent Entity thereto is organized outside the United States of America.

“Change of Control Effective Date” means the effective date of the Change of Control.

“Change of Control Purchase Date” means, with respect to each share of Series A Preferred Stock, the date on which the Company makes the payment in full of the Change of Control Purchase Price for such share to the Holder thereof.

“Change of Control Put Deadline” means the date by which the Holder must elect to exercise a Change of Control Put (which shall be no earlier than 30 days before the purchase date).

“close of business” means 5:00 p.m. (New York City time).

“Closing Price” of the Common Stock on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price, of the shares of the Common Stock on the NYSE on such date. If the Common Stock is not traded on the NYSE on any date of determination, the Closing Price of the Common Stock on such date of determination means the closing sale price as reported in the composite transactions for the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal United States securities exchange or automated quotation system on which the Common Stock is so listed or quoted, or if the Common Stock is not so listed or quoted on a United States securities exchange or automated quotation system, the last quoted bid price for the Common Stock in the over-the-counter market as reported by OTC Markets Group Inc. or any similar organization, or, if that bid price is not available, the market price of the Common Stock on that date as determined by an Independent Financial Advisor retained by the Company for such purpose.

“Conversion Agent” means the Transfer Agent acting in its capacity as conversion agent for the Series A Preferred Stock, and its successors and assigns.

“Conversion Date” means (A) with respect to conversion of any shares of Series A Preferred Stock at the option of any Holder pursuant to “—Right of the Holders to Convert,” the date on which such Holder complies with the procedures herein (including the satisfaction of any conditions to conversion set forth in the Conversion Notice) and (B) with respect to Mandatory Conversion pursuant to “—Mandatory Conversion by the Company,” the Mandatory Conversion Date.

“Conversion Notice” means the notice provided by the Conversion Agent.

“Conversion Price” means, for each share of Series A Preferred Stock, a dollar amount equal to $1,000 divided by the Conversion Rate.

“Conversion Rate” means, for each share of Series A Preferred Stock, 33.333 shares of Common Stock, subject to adjustment as set forth in the Articles Supplementary.

“Credit Agreement” has the meaning set forth in the Investment Agreement.

“Current Market Price” per share of Common Stock, as of any date of determination, means the arithmetic average of the VWAP per share of Common Stock for each of the ten (10) consecutive full Trading Days ending on the Trading Day immediately preceding such day, appropriately adjusted to take into account the occurrence during such period of any event described in “—Anti-Dilution Adjustments.”

“Designated Redemption Date” means (i) any date within the three (3) month period commencing on and immediately following the Initial Redemption Date and (ii) any date within the three (3) month period commencing on and immediately following each successive third anniversary of the Initial Redemption Date.

“Distribution Transaction” means any transaction by which a Subsidiary of the Company ceases to be a Subsidiary of the Company by reason of the distribution of such Subsidiary’s equity securities to holders of Common Stock, whether by means of a spin-off, split-off, redemption, reclassification, exchange, stock dividend, share distribution, rights offering or similar transaction.

“Dividend Payment Date” means March 10, June 10, September 10 and December 10 of each year, commencing on March 10, 2016; provided that if any such Dividend Payment Date is not a Business Day, then the applicable Dividend shall be payable on the next Business Day immediately following such Dividend Payment Date, without any interest.

“Dividend Payment Period” means (i) in respect of any share of Series A Preferred Stock issued on December 4, 2015, the period from and including December 4, 2015 to but excluding March 10, 2016 and, subsequent to March 10, 2016, the period from and including any Dividend Payment Date to but excluding the next Dividend Payment Date, and (ii) for any share of Series A Preferred Stock issued subsequent to December 4, 2015, the period from and including the Issuance Date of such share to but excluding the next Dividend Payment Date and, subsequently, in each case the period from and including any Dividend Payment Date to but excluding the next Dividend Payment Date.

“Dividend Rate” means 5.5%, or, to the extent and during the period with respect to which such rate has been adjusted as described in “—Dividends—Arrearages,” “—Change of Control—Specified Contract Terms,” or “—Redemption at the Option of the Holder,” such adjusted rate.

“Excluded Blackstone Parties” has the meaning set forth in the Investment Agreement.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by a majority of the Board of Directors, or an authorized committee thereof, (i) after consultation with an Independent Financial Advisor, as to any security or other property with a Fair Market Value of less than $50,000,000, or (ii) otherwise using an Independent Financial Advisor to provide a valuation opinion.

“Fall-Away of Purchaser Board Rights” has the meaning set forth in the Investment Agreement.

“Holder” means a Person in whose name the shares of the Series A Preferred Stock are registered, which Person shall be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series A Preferred Stock for the purpose of making payment and settling conversions and for all other purposes; provided that, to the fullest extent permitted by law, no Person that has received shares of Series A Preferred Stock in violation of the Investment Agreement shall be a Holder, the Transfer Agent, Registrar, paying agent and Conversion Agent, as applicable, shall not, unless directed otherwise by the Company, recognize any such Person as a Holder and the Person in whose name the shares of the Series A Preferred Stock were registered immediately prior to such transfer shall remain the Holder of such shares.

“Implied Quarterly Dividend Amount” means, with respect to any share of Series A Preferred Stock, as of any date, the product of (a) the Base Amount of such share on the first day of the applicable Dividend Payment Period (or in the case of the first Dividend Payment Period for such share, as of the Issuance Date of such share) multiplied by (b) one fourth of the Dividend Rate applicable on such date.

“Indebtedness” means (a) all obligations of the Company or any of its Subsidiaries for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of the Company or any of its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, (c) all letters of credit and letters of guaranty in respect of which the Company or any of its Subsidiaries is an account party, (d) all securitization or similar facilities of the Company or any of its Subsidiaries and (e) all guarantees by the Company or any of its Subsidiaries of any of the foregoing.

“Indebtedness Agreement” means any agreement, document or instrument governing or evidencing any Indebtedness of the Company or its Subsidiaries.

“Indentures” has the meaning set forth in the Investment Agreement.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing; provided, however, that such firm or consultant is (i) not an Affiliate of the Company and (ii) so long as the Purchasers meet the 50% Beneficial Ownership Requirement, is reasonably acceptable to the Purchasers.

“Initial Redemption Date” means March 16, 2024.

“Investment Agreement” means that certain Investment Agreement between the Company and the Purchasers dated as of November 11, 2015, as it may be amended, supplemented or otherwise modified from time to time, with respect to certain terms and conditions concerning, among other things, the rights of and restrictions on the Holders.

“Issuance Date” means, with respect to any share of Series A Preferred Stock, the date of issuance of such share.

“Liquidation Preference” means, with respect to any share of Series A Preferred Stock, as of any date, $1,000 per share.

“Mandatory Conversion Price” means $54.00, as adjusted pursuant to the provisions of “—Anti-Dilution Adjustments—Adjustments.”

“Market Disruption Event” means any of the following events:

(i) any suspension of, or limitation imposed on, trading of the Common Stock by any exchange or quotation system on which the Closing Price is determined pursuant to the definition of the term “Closing Price” (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Common Stock or options contracts relating to the Common Stock on the Relevant Exchange; or

(ii) any event that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) in general to effect transactions in, or obtain market values for, the Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, options contracts relating to the Common Stock on the Relevant Exchange.

“Parent Entity” means, with respect to any Person, any other Person of which such first Person is a direct or indirect wholly owned Subsidiary.

“Permitted Transferee” means, with respect to any Person, (i) any Affiliate of such Person, (ii) any successor entity of such Person and (iii) with respect to any Person that is an investment fund, vehicle or similar entity, any other investment fund, vehicle or similar entity of which such Person or an Affiliate, advisor or manager of such Person serves as the general partner, manager or advisor.

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

“Purchaser Designee” means an individual nominated by the Board of Directors as a “Purchaser Designee” for election to the Board of Directors pursuant to Section 5.10(a) or Section 5.10(d) of the Investment Agreement.

“Purchaser Parties” means the Purchasers and each Permitted Transferee of the Purchasers to whom shares of Series A Preferred Stock or Common Stock are transferred pursuant to Section 5.08(b)(i) of the Investment Agreement.

“Purchasers” has the meaning set forth in the Investment Agreement.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

“Redemption Date” means, with respect to each share of Series A Preferred Stock, the date on which the Company makes the payment in full in cash of the Redemption Price for such share to the Holder of such share.

“Registrar” means the Transfer Agent acting in its capacity as registrar for the Series A Preferred Stock, and its successors and assigns.

“Satisfaction of the Indebtedness Obligations” means, in connection with any Change of Control, (i) the payment in full in cash of all principal, interest, fees and all other amounts due or payable in respect of any Indebtedness of the Company or any of its Subsidiaries (including in respect of any penalty or premium) that is required to be prepaid, repaid, redeemed, repurchased or otherwise retired as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness,” “disqualified stock,” “disqualified capital stock,” “disqualified equity interests,” or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (ii) the cancellation or termination, or if permitted by the terms of such Indebtedness, cash collateralization, of any letters of credit or letters of guaranty that are required to be cancelled or terminated or cash collateralized as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness,” “disqualified stock,” “disqualified capital stock,” “disqualified equity interests,” or similar instruments, however denominated, under the terms of any Indebtedness Agreement, (iii) compliance with any requirement to effect an offer to purchase any bonds, debentures, notes or other instruments of Indebtedness as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness,” “disqualified stock,” “disqualified capital stock,” “disqualified equity interests,” or similar instruments, however denominated, under the terms of any Indebtedness Agreement, and the purchase of any such instruments tendered in such offer and the payment in full of any other amounts due or payable in connection with such purchase and (iv) the termination of any lending commitments required to be terminated as a result of or in connection with such Change of Control or in order for the Series A Preferred Stock not to constitute or be deemed as “indebtedness,” “disqualified stock,” “disqualified capital stock,” “disqualified equity interests,” or similar instruments, however denominated, under the terms of any Indebtedness Agreement.

“Specified Contract Terms” means the covenants, terms and provisions of any indenture, credit agreement or any other agreement, document or instrument evidencing, governing the rights of the holders of or otherwise relating to any Indebtedness of the Company or any of its Subsidiaries.

“Subsidiary,” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (i) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (ii) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.

“Transfer Agent” means the Person acting as Transfer Agent, Registrar and paying agent and Conversion Agent for the Series A Preferred Stock, and its successors and assigns. The Transfer Agent initially shall be Wells Fargo Bank, N. A.

“Voting Stock” means (i) with respect to the Company, the Common Stock, the Series A Preferred Stock and any other Capital Stock of the Company having the right to vote generally in any election of directors of the Board of Directors and (ii) with respect to any other Person, all Capital Stock of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.

“VWAP” per share of Common Stock on any Trading Day means the per share volume-weighted average price as displayed under the heading Bloomberg VWAP on Bloomberg (or, if Bloomberg ceases to publish such price, any successor service reasonably chosen by the Company) page “NCR <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the open of trading on the relevant Trading Day until the close of trading on such Trading Day (or if such volume-weighted average price is unavailable, the market price of one share of Common Stock on such Trading Day determined, using a volume-weighted average method, by an Independent Financial Advisor retained for such purpose by the Company).

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following discussion is a summary of the material U.S. federal income tax consequences relevant to the ownership and disposition of shares of the Common Stock and the Series A Preferred Stock. It does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations (“Treasury Regulations”) issued thereunder, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the Common Stock or the Series A Preferred Stock. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as banks, financial institutions, U.S. expatriates, insurance companies, regulated investment companies, real estate investment trusts, “controlled foreign corporations,” “passive foreign investment companies,” dealers in securities or currencies, traders in securities, partnerships or other pass-through entities or investors in such entities, accrual method U.S. Holders that prepare an “applicable financial statement” (as defined in Section 451 of the Code), U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, tax-exempt organizations and persons holding the Common Stock or the Series A Preferred Stock as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction. Tax consequences may vary depending upon the particular circumstances of an investor. Moreover, the effect of any applicable state, local or foreign tax laws or of U.S. federal estate or gift tax laws is not discussed. This discussion is limited to taxpayers who will hold the Series A Preferred Stock and the Common Stock received in respect thereof as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).

As used herein, “U.S. Holder” means a beneficial owner of the Common Stock or the Series A Preferred Stock who or that is or is treated for U.S. federal income tax purposes as:

•

an individual that is a citizen or resident of the U.S., including an alien individual who is a lawful permanent resident of the U.S. or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation or other entity taxable as a corporation created or organized in or under the laws of the U.S., any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust, if (i) a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons can control all substantial trust decisions, or (ii) the trust was in existence on August 20, 1996, was treated as a U.S. person prior to such date, and has validly elected to continue to be treated as a U.S. person.

As used herein, a “Non-U.S. Holder” is any holder other than a “U.S. Holder” or a holder treated as a partnership for U.S. federal income tax purposes.

No rulings from the IRS have been or are expected to be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Common Stock or the Series A Preferred Stock or that any such position would not be sustained. If a partnership or other entity taxable as a partnership holds the Common Stock or the Series A Preferred Stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Any such partner should consult its tax advisor as to the tax consequences of the ownership and disposition of the Common Stock or Series A Preferred Stock.

We urge you to consult your own tax advisor regarding the U.S. federal income tax consequences of owning and disposing of the Common Stock or the Series A Preferred Stock, including your status as a U.S. Holder or a Non-U.S. Holder, as well as any tax consequences that may arise under the laws of any state, municipal, foreign or other non-U.S. taxing jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

U.S. Holders

Distributions on the Common Stock or the Series A Preferred Stock

In general, distributions with respect to the Common Stock or the Series A Preferred Stock, as applicable (other than distributions on the Series A Preferred Stock in the form of additional Series A Preferred Stock, described below in “U.S. Holders—Distributions of Additional Series A Preferred Stock on the Series A Preferred Stock”), will be taxable as dividends to the extent paid out of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includible in the gross income of a U.S. Holder as ordinary income on the day actually or constructively received by such holder.

To the extent that the amount of any distribution exceeds the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles, the excess will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted tax basis of a U.S. Holder’s Common Stock or Series A Preferred Stock, as applicable. The amount of any remaining excess will be taxed as capital gain recognized on a sale or exchange as described below under “U.S. Holders—Dispositions.”

Non-corporate U.S. Holders will generally be eligible for reduced rates of taxation on any dividend paid out of current and accumulated earnings and profits, provided that certain holding period and other requirements are satisfied. Corporate U.S. Holders will generally be eligible for a 50% dividends-received deduction on any dividend paid out of current and accumulated earnings and profits, provided that certain holding period and other requirements are satisfied.

A dividend that exceeds certain thresholds in relation to a U.S. Holder’s tax basis in the stock could be characterized as an “extraordinary dividend” (as defined in Section 1059 of the Code). If a corporate U.S. Holder receives an extraordinary dividend, it will generally be required to reduce (but not below zero) its stock basis in the shares in respect of which the extraordinary dividend is paid by the portion of such dividend that is not taxed because of the dividends-received deduction. If the amount of the basis reduction exceeds the corporate U.S. Holder’s tax basis in its stock, the excess will be treated as taxable gain. If a non-corporate U.S. Holder receives an extraordinary dividend, it will be required to treat any loss on the sale of the shares in respect of which such extraordinary dividend is paid as a long-term capital loss to the extent of the extraordinary dividends received that qualify for the reduced dividend tax rate described above.

U.S. Holders should consult their own tax advisor regarding the availability of the reduced dividend tax rate or the dividends-received deduction in light of their particular circumstances.

Distributions of Additional Series A Preferred Stock on the Series A Preferred Stock

If we make a distribution on the Series A Preferred Stock in the form of additional Series A Preferred Stock, the tax treatment to a U.S. Holder that receives such distribution will depend on whether (a) the Series A Preferred Stock is treated as participating in corporate growth to any significant extent as determined under the Treasury Regulations and (b) cash distributions are also made on the Common Stock. The Company believes that the Series A Preferred Stock will be treated as participating in corporate growth to a significant extent and, unless otherwise noted, this summary assumes that such treatment applies. This view, however, is not free from doubt. There can be no assurance that the IRS will not take the position that the Series A Preferred Stock should not be treated as participating in corporate growth to any significant extent as determined under the Treasury Regulations. In general, a U.S. Holder is bound by our determination, unless the U.S. Holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed tax return for the taxable year in which it acquires the stock.

Assuming that the Series A Preferred Stock is treated as participating in corporate growth to a significant extent, if cash distributions are not made on the Common Stock, a distribution on the Series A Preferred Stock in the form of additional Series A Preferred Stock will be tax-free to the U.S. Holder receiving such distribution. A U.S. Holder’s existing tax basis in the Series A Preferred Stock will be allocated between the Series A Preferred Stock and the additional Series A Preferred Stock based on their relative fair market values on the date of the distribution. Such U.S. Holder’s holding period for such additional Series A Preferred Stock generally will include the period during which the Series A Preferred Stock was held prior to the distribution.

Assuming that the Series A Preferred Stock is treated as participating in corporate growth to a significant extent, if cash distributions are made on the Common Stock, the tax treatment of a distribution on the Series A Preferred Stock in the form of additional Series A Preferred Stock is not entirely clear. Such a distribution may be a taxable distribution to the U.S. Holder receiving such distribution, as described above in “U.S. Holders—Distributions on the Common Stock or the Series A Preferred Stock.” Alternatively, such a distribution may be a tax-free distribution, as described in the previous paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of such a distribution if cash distributions are also made on the Common Stock.

If the Series A Preferred Stock is treated as not participating in corporate growth to any significant extent, whether or not cash distributions are also made on the Common Stock, the fair market value of the additional Series A Preferred Stock will be treated as a taxable distribution to the U.S. Holder receiving such distribution, as described above in “U.S. Holders—Distributions on the Common Stock or the Series A Preferred Stock.” A U.S. Holder’s tax basis in such additional Preferred Stock will equal the fair market value of the additional Preferred Stock on the distribution date, and such U.S. Holder’s holding period for such additional Preferred Stock will begin on the day following the distribution date.

Adjustment of Conversion Rate

The conversion rate of the Series A Preferred Stock is subject to adjustment under certain circumstances. A U.S. Holder of Series A Preferred Stock will be treated as having received a constructive distribution includible in such holder’s U.S. income in the manner described under “U.S. Holders—Distributions on the Common Stock or the Series A Preferred Stock” above, if and to the extent that certain adjustments (or failures to make adjustments) in the conversion rate increase the U.S. Holder’s proportionate interest in our earnings and profits (including, without limitation, an increase in the conversion rate to reflect a taxable dividend paid to holders of Common Stock). Thus, under certain circumstances in the event of a deemed distribution, a U.S. Holder may recognize taxable income without receiving any cash or property. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution in the interests of the holders of the Series A Preferred Stock will generally not result in a constructive dividend distribution.

Conversion of Series A Preferred Stock into Common Stock

A U.S. Holder generally will not recognize gain or loss upon the conversion of the Series A Preferred Stock into shares of Common Stock and cash in lieu of fractional shares, except that a U.S. Holder’s receipt of cash in lieu of a fractional share of Common Stock will result in capital gain or loss (measured by the difference between the cash received in lieu of the fractional share of Common Stock and the U.S. Holder’s tax basis in the fractional share of Common Stock).

A U.S. Holder’s basis in shares of Common Stock received upon conversion of the Series A Preferred Stock (and any fractional shares of our Common Stock treated as received and then exchanged for cash) will equal the basis of the converted shares of Series A Preferred Stock and the holding period of such shares of Common Stock will include the holding period of the converted shares of Series A Preferred Stock.

Dispositions

Except as described above under “—Conversion of Series A Preferred Stock into Common Stock”, a U.S. Holder will generally recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of the Common Stock or the Series A Preferred Stock equal to the difference between the amount of cash and the fair market value of any property received upon the disposition and the U.S. Holder’s adjusted tax basis in the Common Stock or the Series A Preferred Stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the Common Stock or the Series A Preferred Stock for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains of non-corporate U.S. Holders are currently subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

In general, information reporting requirements will apply to payments of dividends on, and the proceeds of the sale of, the Common Stock or the Series A Preferred Stock. Backup withholding may apply to such payments if a U.S. Holder fails to comply with certain identification requirements. Backup withholding is currently imposed at a rate of 24%. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Non-U.S. Holders

Distributions on the Common Stock or the Series A Preferred Stock

In general, distributions with respect to the Common Stock or the Series A Preferred Stock, as applicable (other than distributions on the Series A Preferred Stock in the form of additional Series A Preferred Stock, described below in “Non-U.S. Holders—Distributions of Additional Series A Preferred Stock on the Series A Preferred Stock”), will be taxable as dividends to the extent paid out of the Company’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such income will be includible in the gross income of a Non-U.S. Holder as ordinary income on the day actually or constructively received by such holder. To the extent that the amount of any distribution exceeds the Company’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles, the excess will first be treated as a tax-free return of capital, causing a reduction (but not below zero) in the adjusted tax basis of a Non-U.S. Holder’s Common Stock or Series A Preferred Stock, as applicable. The amount of any remaining excess will be treated as capital gain realized on a sale or exchange as described below under “Non-U.S. Holders—Dispositions.”

If you are a Non-U.S. Holder of the Common Stock or the Series A Preferred Stock, taxable dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment) are not subject to withholding tax, provided certain certification and disclosure requirements (generally on an IRS Form W-8ECI) are satisfied. Instead, such dividends are subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a “United States person” as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of the Common Stock or the Series A Preferred Stock who wishes to claim the benefits of an applicable income tax treaty and avoid backup withholding will be required (a) to provide IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for income tax treaty benefits or

(b) if the Common Stock or the Series A Preferred Stock are held though certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of Common Stock or Series A Preferred Stock eligible for a reduced rate of withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Distributions of Additional Series A Preferred Stock on the Series A Preferred Stock

If we make a distribution on the Series A Preferred Stock in the form of additional Series A Preferred Stock, the tax treatment to a Non-U.S. Holder receiving such distribution will depend on whether (a) the Series A Preferred Stock is treated as participating in corporate growth to any significant extent as determined under the Treasury Regulations and (b) cash distributions are also made on the Common Stock. As discussed above in “U.S. Holders—Distributions of Additional Series A Preferred Stock on the Series A Preferred Stock.” the Company believes that the Series A Preferred Stock will be treated as participating in corporate growth to a significant extent. This view, however, is not free from doubt. There can be no assurance that the IRS will not take the position that the Series A Preferred Stock should not be treated as participating in corporate growth to any significant extent as determined under the Treasury Regulations. In general, a Non-U.S. Holder is bound by our determination, unless the Non-U.S. Holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed tax return for the taxable year in which it acquires the stock.

Assuming that the Series A Preferred Stock is treated as participating in corporate growth to a significant extent, a distribution on the Series A Preferred Stock in the form of additional Series A Preferred Stock will be tax-free to a Non-U.S. Holder receiving such distribution unless cash distributions are also made on the Common Stock. However, if the Series A Preferred Stock is treated as not participating in corporate growth to any significant extent, whether or not cash distributions are also made on the Common Stock, the fair market value of the additional Series A Preferred Stock will be treated as a taxable distribution to the Non-U.S. Holder, as described above in “Non-U.S. Holders—Distributions on the Common Stock or the Series A Preferred Stock.” Assuming that the Series A Preferred Stock is treated as participating in corporate growth to a significant extent, if cash distributions are also made on the Common Stock, it is unclear whether the distribution will be tax-free to a Non-U.S. Holder or will be treated as a taxable distribution to the Non-U.S. Holder, as described above in “Non-U.S. Holders—Distributions on the Common Stock or the Series A Preferred Stock.” Any withholding obligation imposed on a taxable distribution of Series A Preferred Stock will reduce the amount of Series A Preferred Stock distributed to such holder by 30% unless the applicable withholding rate is reduced or eliminated by treaty.

Adjustment of conversion rate

As described above under “—U.S. Holders— Adjustment of Conversion Rate,” adjustments to the conversion rate (or failure to make adjustments) that have the effect of increasing a Non-U.S. Holder’s proportionate interest in our assets or earnings may, in some circumstances, result in a deemed distribution to the Non-U.S. Holder that will be taxed as described above under “—Non-U.S. Holders—Distributions on the Common Stock or the Series A Preferred Stock.” Any constructive dividend deemed paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at the rate of 30%, unless reduced or eliminated by treaty. However, any constructive dividends that are effectively connected with the conduct of a trade or business by a Non-U.S. Holder within the United States will be taxed as described above under “—Non-U.S. Holders—Distributions on the Common Stock or the Series A Preferred Stock.”

Conversion of Series A Preferred Stock into Common Stock

A Non-U.S. Holder will generally not recognize gain or loss in respect of the receipt of Common Stock upon the conversion of the Series A Preferred Stock.

Dispositions

Except as described above under “—Conversion of Series A Preferred Stock into Common Stock”, any gain realized on the disposition of the Common Stock or Series A Preferred Stock (other than a conversion of Series A Preferred Stock into Common Stock) generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•

we are or have been a “United States real property holding corporation” as described under Section 897 of the Code for U.S. federal income tax purposes during the shorter of the five-year period preceding the date of the disposition or the non-United States holder’s holding period.

An individual Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We do not believe that we are, have been, or will be a United States real property holding corporation for United States federal income tax purposes.

Information reporting and backup withholding

We must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a U.S. person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a U.S. person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

FATCA

Legislation commonly referred to as the Foreign Account Tax Compliance Act (FATCA) generally imposes a 30% United States withholding tax on dividends paid on the Common Stock or the Series A Preferred Stock paid to certain non-U.S. entities (whether or not such non-U.S. entity is a beneficial owner or an intermediary), including certain foreign financial institutions, unless such non-U.S. entity provides sufficient documentation evidencing either (i) an exemption from FATCA, or (ii) its compliance with certain reporting and disclosure obligations (or deemed compliance pursuant to an intergovernmental agreement with the United States). The withholding tax applies to payments of dividends on the Common Stock or the Series A Preferred Stock. You should consult your own tax advisor regarding the possible implications of FATCA on your ownership of the Common Stock or the Series A Preferred Stock.

SELLING STOCKHOLDERS

As of April 25, 2019, 498,424 shares of Series A Preferred Stock were held by the selling stockholders, an additional 20,838 shares of Series A Preferred Stock will be issued as PIK Dividends to the selling stockholders through December 10, 2019 and up to an additional 92,441 shares of Series A Preferred Stock may be issued as PIK Dividends to the selling stockholders thereafter pursuant to the Articles Supplementary. We are registering the securities offered by this prospectus on behalf of the selling stockholders.

The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of Series A Preferred Stock listed below that have been issued to them, and any or all of the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock.

The table below sets forth the name of the selling stockholders, the number of shares of Series A Preferred Stock beneficially owned by each such selling stockholder after the sixteenth Dividend Payment Date and the number of shares of Series A Preferred Stock that may be offered pursuant to this prospectus and the number of shares of our Common Stock beneficially owned by such stockholders after the sixteenth Dividend Payment Date and the number of shares of Common Stock that may be offered pursuant to this prospectus, in each case, based on the actual number of shares of Series A Preferred Stock owned by each selling stockholder as of April 25, 2019. The table also sets forth up to the number of shares of Series A Preferred Stock that may be issued by the Company as PIK Dividends to the selling stockholders on such shares after December 10, 2019, to the extent the Company elects to pay its dividends in the form of PIK Dividends, in whole or in part, and the number of shares of Common Stock issuable to the selling stockholders upon conversion of such number of shares of Series A Preferred Stock that may be issued as PIK Dividends after December 10, 2019, in each case assuming the payment of the subsequent twelve dividends payable, from the seventeenth to the twenty-eighth Dividend Payment Dates, on the Series A Preferred Stock are made in the form of PIK Dividends. Notwithstanding the foregoing, the Company will decide, in its sole discretion, whether to issue any PIK Dividends subsequent to December 10, 2019 and Blackstone does not hold, beneficially own or have any claim to such shares of Series A Preferred Stock that may be issued as PIK Dividends as of the date hereof.

In the table below, the number of shares of Common Stock that may be offered pursuant to this prospectus is calculated based on the initial conversion rate of 33.333 shares of Common Stock per share of Series A Preferred Stock. The number of shares of Common Stock into which the Series A Preferred Stock is convertible is subject to adjustment under certain circumstances. Accordingly, the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock and beneficially owned and offered by the selling stockholders pursuant to this prospectus may increase or decrease from that set forth in the below table.

The information set forth below is based on information provided by or on behalf of the selling stockholders prior to the date hereof. Information concerning the selling stockholders may change from time to time. The selling stockholders may from time to time offer and sell any or all of the securities under this prospectus. Because the selling stockholders are not obligated to sell the offered securities, we cannot state with certainty the amount of our securities that the selling stockholders will hold upon consummation of any such sales. In addition, since the date on which the selling stockholders provided this information to us, such selling stockholders may have sold, transferred or otherwise disposed of all or a portion of the offered securities.

	Series A Preferred Stock					Common Stock
Name of Selling Stockholder	Number of shares beneficially owned and offered hereby(1)	Percentage of shares beneficially owned		Number of shares owned after completion of the offering(2)	Percent of shares beneficially owned after completion of the offering	Number of shares beneficially owned and offered hereby(1)	Percentage of shares beneficially owned		Number of shares owned after completion of the offering(2)	Percent of shares beneficially owned after completion of the offering(3)
Blackstone Parties
Series A Preferred Stock Issued and Outstanding(4)	498,424	56.65%		0	—	16,613,967	12.15%		0	—
PIK Dividends (issued through December 10, 2019)(4)	20,838	56.65%		0	—	694,593	12.59%		0	—
PIK Dividends (if issued subsequent to December 10, 2019)(5)	92,441	0	%(5)	0	—	3,081,335	0	%(5)	0	—

(1)

Unless otherwise indicated, the selling stockholders may offer any or all of the Series A Preferred Stock they beneficially own and the Common Stock issuable upon conversion of the Series A Preferred Stock.

(2)	Assumes the sale of all shares of Series A Preferred Stock and Common Stock offered pursuant to this prospectus.
(3)	Calculated based on Rule 13d-3 under the Exchange Act, based on 120,126,439 shares outstanding as of April 17, 2019.
(4)

Reflects shares of Series A Preferred Stock held by, or to be issued through December 10, 2019 to, partnerships affiliated with The Blackstone Group, L.P., and shares of Common Stock into which such shares of Series A Preferred Stock are convertible, as follows: 763 shares of Series A Preferred Stock (convertible into 25,433 shares of Common Stock) directly held by Blackstone BCP VI SBS ESC Holdco L.P., a Delaware limited partnership (“BCP VI”), 386,841 shares of Series A Preferred Stock (convertible into 12,894,571 shares of Common Stock) directly held by Blackstone NCR Holdco L.P., a Delaware limited partnership (“NCR Holdco”), 452 shares of Series A Preferred Stock (convertible into 15,066 shares of Common Stock) directly held by BTO NCR Holdings - ESC L.P., a Delaware limited partnership (“BTO ESC”), and 131,206 shares of Series A Preferred Stock (convertible into 4,373,490 shares of Common Stock) directly held by BTO NCR Holdings L.P., a Delaware limited partnership (“BTO NCR” and, together with BCP VI, NCR Holdco and BTO ESC, the “Partnerships”). The general partner of NCR Holdco is Blackstone NCR Holdco GP L.L.C. The managing member of Blackstone NCR Holdco GP L.L.C. is Blackstone Management Associates VI L.L.C. The sole member of Blackstone Management Associates VI L.L.C. is BMA VI L.L.C. The general partner of BCP VI is BCP VI Side-by-Side GP L.L.C. The general partner of each of BTO NCR and BTO ESC is BTO Holdings Manager L.L.C. The managing member of BTO Holdings Manager L.L.C. is Blackstone Tactical Opportunities Associates L.L.C. The sole member of Blackstone Tactical Opportunities Associates L.L.C. is BTOA L.L.C. The sole member of BCP VI Side-by-Side GP L.L.C., and the managing member of BTOA L.L.C. and BMA VI L.L.C., is Blackstone Holdings III L.P. The general partner of Blackstone Holdings III L.P. is Blackstone Holdings III GP L.P. The general partner of Blackstone Holdings III GP L.P. is Blackstone Holdings III GP Management L.L.C. The sole member of Blackstone Holdings III GP Management L.L.C. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. Each of such Blackstone entities (other than each of the Partnerships to the extent of their direct holdings) and Mr. Schwarzman may be deemed to beneficially own the securities reported herein beneficially owned by the Partnerships directly or indirectly controlled by it or him, but each disclaims beneficial ownership of such securities. The address of Mr. Schwarzman and each of the entities listed in this footnote is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(5)

Reflects shares of Series A Preferred Stock that may be, subsequent to December 10, 2019, issued by the Company as PIK Dividends to the Partnerships, and shares of Common Stock into which such additional shares of Series A Preferred Stock would be convertible. For the avoidance of doubt, the Partnerships and their affiliates do not hold, beneficially own, or have any claim to such shares of Series A Preferred Stock that may be issued as PIK Dividends subsequent to December 10, 2019 as of the date hereof.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Investment Agreement

On November 11, 2015, we entered into the Investment Agreement (as amended, the “Investment Agreement”) with funds managed by or affiliated with Blackstone Capital Partners VI, L.P. and Blackstone Tactical Opportunities L.L.C. (collectively, “Blackstone”) relating to the issuance and sale to Blackstone of 820,000 shares of the Series A Preferred Stock for an aggregate purchase price of $820 million, or $1,000 per share.

On December 4, 2015, Blackstone assigned its purchase rights for 820,000 shares of Series A Preferred Stock to its permitted transferees, Blackstone BCP VI SBS ESC Holdco L.P., Blackstone NCR Holdco L.P., BTO NCR Holdings - ESC L.P. and BTO NCR Holdings L.P. (the “Blackstone Purchasers”).

On December 4, 2015, we and the Blackstone Purchasers closed the transactions contemplated by the Investment Agreement, and we issued and sold to the Blackstone Purchasers 820,000 shares of Series A Preferred Stock for the purchase price described above.

On March 10, 2017, we entered into a stock repurchase agreement (the “Stock Repurchase Agreement”) with the Blackstone Purchasers whereby the Blackstone Purchasers converted a portion of their shares of Series A Preferred Stock into 3,002,753 shares of Common Stock and sold those shares of Common Stock to the Company at a purchase price per share equal to $48.47 (the closing price of the Common Stock on NYSE on March 10, 2017). The Stock Repurchase Agreement contained customary representations, warranties and covenants.

On March 17, 2017, the Blackstone Purchasers sold 342,000 shares of our Series A Preferred Stock pursuant to a registered public offering. We entered into a customary underwriting agreement with the Blackstone Purchasers and the underwriters for the offering in connection therewith. The shares of Series A Preferred Stock were sold solely by the Blackstone Purchasers and the Company did not receive any of the proceeds of the offering.

In connection with the offering and the stock repurchase, on March 13, 2017, the Company entered into a waiver and amendment of the Investment Agreement (“Waiver and Amendment”), whereby the Company agreed to waive certain transfer restrictions applicable to the selling stockholders to permit the sales of the Series A Preferred Stock and Common Stock described above. In addition, the selling stockholders agreed to extend the transfer restrictions applicable to their remaining Series A Preferred Stock until December 1, 2017.

Pursuant to the Investment Agreement, we increased the size of the Board of Directors by two new director seats and elected Chinh E. Chu and Gregory R. Blank to the Board of Directors, effective as of December 4, 2015, for a term expiring at our 2016 annual meeting of stockholders (the “Annual Meeting”). At the 2016 Annual Meeting, Mr. Chu was elected as a Class B director with a term expiring at our 2019 Annual Meeting, and Mr. Blank was elected as a Class C director with a term expiring at our 2017 Annual Meeting. At each of the 2017 and 2018 Annual Meetings, Mr. Blank was elected as a director for a term expiring at the subsequent Annual Meeting. The Company has nominated each of Messrs. Chu and Blank for election at the 2019 Annual Meeting for a term expiring at our 2020 Annual Meeting.

Our Board of Directors appointed Mr. Chu as independent Lead Director and to the Compensation and Human Resource Committee and the Committee on Directors and Governance of the Board of Directors and appointed Mr. Blank to the Audit Committee and the Executive Committee of the Board of Directors.

There are no transactions between each of Messrs. Chu and Blank, on the one hand, and us, on the other hand, that would be reportable under Item 404(a) of Regulation S-K.

Our Board of Directors considered the independence of Messrs. Chu and Blank under the NYSE listing standards and our Corporate Governance Guidelines and concluded that each of Messrs. Chu and Blank is an independent director under the applicable NYSE listing standards and our Corporate Governance Guidelines.

So long as Blackstone or its affiliates beneficially own shares of Series A Preferred Stock and/or shares of Common Stock issued upon conversion of Series A Preferred Stock (“Conversion Common Stock”) that represent, on an as converted basis, at least 50% of Blackstone’s initial shares of Series A Preferred Stock on an as-converted basis, Blackstone will have the right to designate a total of two directors for election to our Board of Directors. So long as Blackstone or its affiliates beneficially own shares of Series A Preferred Stock and/or Conversion Common Stock that represent, on an as converted basis, at least 25% but less than 50% of Blackstone’s initial shares of Series A Preferred Stock on an as-converted basis, Blackstone will have the right to designate a total of one director for election to the Board of Directors.

Blackstone is subject to certain standstill restrictions, including that Blackstone is restricted from acquiring additional securities of ours, until the date no Blackstone designee serves on the Board of Directors and Blackstone has no rights (or has irrevocably waived its rights) to designate directors for election to our board. As amended by the Waiver and Amendment and subject to certain customary exceptions, Blackstone was restricted from transferring the Series A Preferred Stock or Conversion Common Stock until December 1, 2017. The foregoing description of the Investment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Investment Agreement, which is filed herewith as Exhibit 4.1, the Stock Repurchase Agreement, which is filed herewith as Exhibit 4.3, and the Waiver and Amendment, which is filed herewith as Exhibit 4.4, each incorporated herein by reference.

Registration Rights Agreement

On December 4, 2015, we entered into a Registration Rights Agreement with the Blackstone Purchasers (the “Registration Rights Agreement”), the form of which was attached as Annex II to the Investment Agreement. Pursuant to the Registration Rights Agreement, we have agreed to provide to the Blackstone Purchasers certain customary registration rights with respect to the shares of Series A Preferred Stock and any shares of Common Stock issued upon conversion of the Series A Preferred Stock. The Registration Rights Agreement contains customary terms and conditions, including certain customary indemnification obligations.

We are permitted to suspend the use of this prospectus under certain circumstances for one occasion in any 180 day period, for a period of time not to exceed 75 days in the aggregate in any 12-month period.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Registration Rights Agreement, which is filed herewith as Exhibit 4.2, and is incorporated herein by reference.

PLAN OF DISTRIBUTION

The offered securities are being registered to permit the holders of the offered securities the ability to offer and sell the offered securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering by the selling stockholders of the Series A Preferred Stock and the Common Stock. We will bear the fees and expenses incurred by us in connection with our obligation to register the offered securities. If the securities are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts, selling commissions or stock transfer taxes.

The securities offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. These prices will be determined by the selling stockholders or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection with such sale. Such sales may be effected by a variety of methods, including the following:

•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;

•	in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through the settlement of short sales, in each case subject to compliance with the Securities Act and other applicable securities laws;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	an exchange distribution in accordance with the rules of the applicable exchange, if any;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	directly to one or more purchasers;

•	through agents; or

•	in any combination of the above or by any other legally available means.

The selling stockholders may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions.

The selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the securities to close out such short positions, or loan or pledge the securities that in turn may sell such securities. The selling stockholders also may transfer, donate and pledge offered securities, in which case the transferees, donees, pledgees or other successors in interest may be deemed selling stockholders for purposes of this transaction.

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholders and any underwriter, broker-dealer or agent regarding the sale by the selling stockholders of the offered securities. The selling stockholders may decide to sell all or a portion of the securities offered by it pursuant to this prospectus or may decide not to sell any securities under this prospectus. In addition, the selling stockholders may transfer sell, transfer or devise the securities by other means not described in this prospectus. Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act (“Rule 144”) may be sold pursuant to Rule 144 rather than pursuant to this prospectus.

Underwriters, broker-dealers (including selling stockholders who are registered broker-dealers) or agents participating in the distribution of the offered securities are deemed to be “underwriters” within the meaning of the Securities Act. Selling stockholders, including those who are affiliates of registered broker-dealers, may be deemed to be underwriters within the meaning of the Securities Act. Profits on the sale of securities by selling stockholders, and any commission received by any other underwriter, broker-dealer or agent, may be deemed to be underwriting commissions under the Securities Act. Selling stockholders that are deemed to be underwriters are subject to statutory liabilities, including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

The selling stockholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling stockholders and any other relevant person of any of the securities. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to the securities being distributed. All of the above may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

To the extent required, the securities to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless it has been registered or qualified for sale in the applicable state or NCR complies with an available exemption from registration or qualification requirements.

Pursuant to the Registration Rights Agreement, we have agreed to indemnify in certain circumstances the selling stockholders against certain liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The selling stockholders may indemnify any underwriter that participates in transactions involving the sale of shares of Common Stock or Series A Preferred Stock against certain liabilities, including liabilities arising under the Securities Act.

The Series A Preferred Stock is not listed on an exchange and we do not intend to list the Series A Preferred Stock on any exchange. The Common Stock of NCR Corporation is listed on the NYSE under the symbol “NCR.” On April 24, 2019, the closing price of our Common Stock as reported on the NYSE was $29.36 per share.

VALIDITY OF SECURITIES

Unless otherwise specified in a prospectus supplement accompanying this prospectus, the validity of the Series A Preferred Stock and the Common Stock being offered by this prospectus will be passed upon by Venable LLP. Any underwriters will be advised about legal matters by their own counsel, which will be named in a prospectus supplement to the extent required by law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the JetPay Corporation business the registrant acquired during 2018) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

9,129,966 Shares

NCR Corporation

Common Shares

PROSPECTUS SUPPLEMENT

Goldman Sachs & Co. LLC

Wells Fargo Securities

September 18, 2019